Exhibit 10.1

EXECUTION VERSION

TERM LOAN AND SECURITY AGREEMENT

Bank of America, N.A.,

The Term Administrative Agent and Term Collateral Agent

for the Term Lenders Referenced Herein

Banc of America Securities LLC

Sole Lead Arranger and Sole Book Runner

Mothers Work, Inc.

The Lead Borrower

For The Borrowers Referenced Herein

AND

The Guarantors Party Hereto

March 13, 2007

TABLE OF CONTENTS

ARTICLE I. - DEFINITIONS:		1
ARTICLE II. - THE TERM LOAN		31
2.1	Commitment to Make the Term Loan	31
2.2	Increase in the Term Loan	31
2.3	Election of Term Loan Interest Rate and Interest Period	32
2.4	Term Agent’s Records of Liabilities	34
2.5	The Term Note	34
2.6	Payment of Principal of the Term Loan	34
2.7	Interest On The Term Loan	37
2.8	Fees	37
2.9	Concerning Fees	38
2.10	Changed Circumstances	38
2.11	Term Lenders’ Commitments	39
2.12	Designation of Lead Borrower as Borrowers’ Agent	41
ARTICLE III. - CONDITIONS PRECEDENT:		41
3.1	Corporate Due Diligence	41
3.2	Opinion	42
3.3	Officers’ Certificates	42
3.4	Additional Documents	42
3.5	Representations and Warranties	44
3.6	All Fees and Expenses Paid	44
3.7	No Borrower Default	45
3.8	No Adverse Change	45
3.9	Absence of litigation	45
3.10	Finalization of Revolving loan facility	45
3.11	No other Material Indebtedness	45
3.12	Validity of Liens	45
3.13	Rating of Term Loan Facility	46
3.14	Documents	46
3.15	Conditions to Funding of Term Loan	46
ARTICLE IV. - GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:		46
4.1	Payment and Performance of Liabilities	47
4.2	Due Organization. Corporate Authorization. No Conflicts	47
4.3	Trade Names	48
4.4	Infrastructure	48
4.5	GUARANTOR	49
4.6	Locations	49
4.7	Title To Assets	50
4.8	Indebtedness	51
4.9	Insurance	53
4.10	Licenses; Material Contracts	54
4.11	Leases	55

i

4.12	Requirements of Law	55
4.13	Labor Relations	55
4.14	Maintain Properties	56
4.15	Taxes	57
4.16	No Margin Stock or Securities	58
4.17	ERISA	58
4.18	Hazardous Materials and Environmental Compliance	59
4.19	Litigation	62
4.20	Dividends; Investments; Corporate Action	62
4.21	Loans	64
4.22	Protection of Assets	64
4.23	Line of Business	64
4.24	Affiliate Transactions	64
4.25	Further Assurances	65
4.26	Adequacy OF Disclosure	65
4.27	No Restrictions on Liabilities	66
4.28	Other Covenants	66
ARTICLE V. - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:		66
5.1	Maintain Records	66
5.2	Access to Records	67
5.3	Immediate Notice to Term Agent	68
5.4	Weekly and Monthly Reports	69
5.5	Quarterly Reports	69
5.6	Annual Reports	70
5.7	Officers’ Certificates	70
5.8	Inventories, Appraisals, and Audits	71
5.9	Additional Financial Information	72
5.10	Financial Performance Covenants	73
ARTICLE VI. - USE AND COLLECTION OF COLLATERAL:		73
6.1	Use of Inventory Collateral	73
6.2	Inventory Quality	73
6.3	Adjustments and Allowances	74
6.4	Validity of Accounts	74
6.5	Notification to Account Debtors	74
ARTICLE VII. - CASH MANAGEMENT		74
7.1	Depository Accounts	74
7.2	The Blocked Accounts	75
7.3	Proceeds and Collection of Accounts	76
ARTICLE VIII. - GRANT OF SECURITY INTEREST:		77
8.1	Grant of Security Interest	77
8.2	Extent and Duration of Security Interest	78
8.3	Perfection of Security Interests	78
ARTICLE IX. - TERM COLLATERAL AGENT AS BORROWERS’ ATTORNEY-IN-FACT:		82
9.1	Appointment as Attorney-In-Fact	82

9.2	No Obligation to Act	83
ARTICLE X. - EVENTS OF DEFAULT:		83
10.1	Failure to Pay Term Loan and other Liabilities	83
10.2	Failure to Perform Covenant or Liability (No Grace Period)	83
10.3	Failure to Perform Covenant or Liability (Grace Period)	84
10.4	Misrepresentation	84
10.5	Acceleration of Other Debt. Breach of Lease	85
10.6	Default Under Other Agreements	85
10.7	Attachment; Judgment; Restraint of Business	85
10.8	Business Failure	86
10.9	Bankruptcy	86
10.10	Default by Guarantor or Affiliate	86
10.11	Indictment - Forfeiture	86
10.12	Termination of Guaranty	87
10.13	Challenge to Loan Documents	87
10.14	Change in Control	87
10.15	Uninsured Losses	87
10.16	ERISA	87
ARTICLE XI. - RIGHTS AND REMEDIES UPON DEFAULT:		88
11.1	Rights of Enforcement	88
11.2	Sale of Collateral	88
11.3	Occupation of Business Location	89
11.4	Grant of Nonexclusive License	89
11.5	Assembly of Collateral	90
11.6	Rights and Remedies	90
11.7	Application of Proceeds	90
ARTICLE XII. - NOTICES:		91
12.1	Notice Addresses	91
Suite 3207		92
12.2	Notice Given	92
ARTICLE XIII. - TERM:		93
13.1	Termination	93
13.2	Actions On Termination	93
ARTICLE XIV. - GENERAL:		93
14.1	Protection of Collateral	93
14.2	Publicity	94
14.3	Successors and Assigns	94
14.4	Severability	94
14.5	Amendments; Course of Dealing	94
14.6	Power of Attorney	95
14.7	Application of Proceeds	95
14.8	Increased Costs	95
14.9	Costs and Expenses of the Term Agent and Term Lenders	96
14.10	Copies and Facsimiles	96
14.11	New York Law	96

14.12	Consent to Jurisdiction	96
14.13	Indemnification	97
14.14	Rules of Construction	98
14.15	Intent	99
14.16	Participations	100
14.17	Right of Set-Off	100
14.18	Pledges To Federal Reserve Banks	101
14.19	Maximum Interest Rate	101
14.20	Waivers	101
14.21	Counterparts	102
14.22	Electronic Submissions	102
14.23	Joint Obligor Provisions	103
14.24	Confidentiality	106
14.25	Intercreditor Agreement	107
ARTICLE XV. - THE TERM AGENT		107
15.1	Appointment and Authority	107
15.2	Rights as a Term Lender	108
15.3	Exculpatory provisions	108
15.4	Reliance by Term Agents	109
15.5	Delegation of Duties	110
15.6	Resignation of Term Agents	110
15.7	Non-Reliance on Term Administrative Agent and Other Term Lenders	111
15.8	Collateral and Guaranty Matters	111
15.9	Notice of Transfer	112
15.10	Reports and Financial Statements	112
15.11	Agency for Perfection	113
15.12	Indemnification of Term Agents	113
15.13	Relation among Term Lenders	113
15.14	Action by Term Agents; Consents; Waivers; Amendments	113
15.15	Non-Consenting Term Lender	115
ARTICLE XVI. - ASSIGNMENT BY TERM LENDERS		116
16.1	Assignments and Assumptions	116
16.2	Assignment Procedures	116
16.3	Effect of Assignment	117

EXHIBITS

2.5	:	Term Note
2.11	:	Term Lenders’ Commitments
3.15	:	Form of Term Loan Draw Notice
4.2	:	Affiliates
4.3	:	Trade Names
4.6(a)	:	Locations, Leases, and Landlords
4.6(c)		Form of Landlord Waiver
4.7(a)	:	Encumbrances
4.7(d)	:	Third Party Bailees
4.8	:	Indebtedness
4.9	:	Insurance Policies
4.10	:	Licenses; Material Contracts
4.11	:	Capital Leases
4.15	:	Taxes
4.17	:	ERISA
4.18	:	Environmental Compliance
4.19	:	Litigation
4.20	:	Investments
5.7	:	Officer’s Compliance Certificate
5.10(a)	:	Financial Performance Covenants
5.10(b)	:	Business Plan
8.3(d)	:	Investment Property
16.2	:	Assignment and Acceptance

v

TERM LOAN AND SECURITY AGREEMENT

March 13, 2007

THIS AGREEMENT is made between

Bank of America, N.A., a national banking association, with offices at 100 Federal Street, Boston, Massachusetts 02110, as agent (in such capacity, herein the “Term Administrative Agent”) for the benefit of the Term Lenders, on a Pro Rata basis, based upon each Term Lender’s Commitment Percentage, who are, at present, those financial institutions identified on the signature pages of this Agreement and who in the future are those Persons (if any) who become a “Term Lender” in accordance with the provisions of this Agreement;

and

Bank of America, N.A., a national banking association, with offices at 100 Federal Street, Boston, Massachusetts 02110, as agent (in such capacity, herein the “Term Collateral Agent”) for the benefit of the Term Lenders and the Term Administrative Agent,

and

Mothers Work, Inc., a Delaware corporation with its principal executive offices at 456 North Fifth Street, Philadelphia, Pennsylvania 19123 (the “Lead Borrower”),

Cave Springs, Inc., a Delaware corporation (collectively, with the Lead Borrower, the “Borrowers” and each individually, a “Borrower”), which has its principal executive offices at Little Falls Centre II, 2751 Centerville Road, Suite 3207, Wilmington, DE 19808,

and

Mothers Work Canada, Inc., a Delaware corporation (“Guarantor”), which has its principal executive offices at 456 North Fifth Street, Philadelphia, Pennsylvania 19123,

in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

WITNESSETH:

ARTICLE I. - Definitions:

As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

“Acceleration”:  With respect to any Indebtedness, its becoming due and payable prior to its stated maturity.  Derivations of the word “Acceleration” (such as “Accelerate”) are used with like meaning in this Agreement.

“Accounts” and “Accounts Receivable”  “Accounts” as defined in the UCC, and also all:  accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; for the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance; and also all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

“ACH”:  Automated clearing house.

“Account Debtor”:  Has the meaning given that term in the UCC.

“Acquired Real Property”: Any real property acquired by the Borrowers after the date hereof, other than the Headquarters Facility, and including but not limited to the Lead Borrower’s leased Domestic Distribution Center.

“Additional Commitment Lender”:  Defined in Section 2.2.

“Adjustment Date”:  The first day following each date the Term Administrative Agent receives (i) for the first three quarters of each Fiscal Year of the Borrowers, commencing with the fiscal quarter ending December 31, 2007, the quarterly financial statements required by Section 5.5 and the Compliance Certificate required by Section 5.7(a), and (ii) for the fourth quarter of each Fiscal Year of the Borrowers, commencing with Fiscal Year ending September 30, 2007, the annual financial statements required by Section 5.6 and the Compliance Certificate required by Section 5.7(a).

“Affiliate”:

(a)           With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than twenty-five percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to elect a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) the same third Person holds, directly or indirectly, not less than twenty-five percent (25%) of their respective capital stock, beneficial interests, partnership interests or other equity interests; or has directly or indirectly the right to elect the majority of directors of both such parties; or

(b)           Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother-sister, subsidiary, or affiliate, of any Obligor; has such enterprise’s tax returns or financial statements consolidated with the Lead Borrower’s; is a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Lead Borrower is a member; controls or is controlled by the Lead Borrower.

“Agreement”:  This Term Loan and Security Agreement, as it may be modified, amended, supplemented or restated from time to time.

“Agent Fee Letter”:  That certain letter dated as of February 14, 2007 by and between the Term Administrative Agent, Banc of America Securities LLC and the Lead Borrower concerning Term Agent’s and the Arranger’s fees, as supplemented by that certain Joinder to Fee Letter dated as of even date herewith by and between the Borrowers and the Term Administrative Agent.

“Approved Electronic Form Notice”:  Defined in Section 14.22.

“Approved Electronic Form”:  Defined in Section 14.22.

“Approved Security-Free SERPS”:  All non-qualified supplemental employee retirement plans approved by a majority of the independent members of the Obligors’ boards of directors providing for payments by the Obligors into a Security-Free Rabbi Trusts, and designated as an “Approved Security-Free SERP” in a writing from the Lead Borrower to the Term Administrative Agent, which writing identifies the date on which such members of the board of directors have approved such plan.

“Arranger”:  Banc of America Securities LLC.

“Attributable Indebtedness”:  On any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease and (c) all Synthetic Debt of such Person.

“Authorized Officer”:  The Lead Borrower’s Chief Executive Officer, Chief Operating Officer, President, Treasurer or Chief Financial Officer duly authorized by the Lead Borrower’s Board of Directors.

“Bank of America”:  Bank of America, N.A. in its individual capacity.

“Bankruptcy Code”:  Title 11, U.S.C., as amended from time to time.

“Base”:  Base is the publicly announced prime rate from time to time by Bank of America (or any successor in interest to Bank of America)(which is not intended to be Bank of America’s lowest or most favorable rate in effect at any time).  In the event that said bank (or any such successor) ceases to announce such a rate, “Base” shall refer to that rate or index announced or published from time to time as the Term Administrative Agent, in good faith, designates as the functional equivalent to said rate.  Any change in “Base” shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index “Base” is being set.  In all events, interest that is determined by reference to Base (or any successor to Base) shall be calculated on a 365/366-day year and actual days elapsed.

“Base Margin”:  1.00%.

“Base Margin Loan”:  Any portion of the Term Loan bearing interest at the Base Margin Rate.

“Base Margin Rate”:  The aggregate of Base plus the applicable Base Margin.

“Blocked Account”:  Defined in Section 7.2(a)(i).

“Blocked Account Agreement”:  An agreement, in form satisfactory to the Term Collateral Agent, which agreement recognizes the Term Collateral Agent’s Collateral Interest in the contents of the account which is the subject of such agreement and agrees that such contents shall be transferred, after the occurrence and during the continuance of an Event of Default and subject to the Intercreditor Agreement, only as otherwise instructed by the Term Collateral Agent.

“Borrowers”:  Defined in the Preamble.

“Business Day”:  Any day (with any references herein to time of day requirements meaning such times based on Eastern time) other than (a) Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or New York City, New York, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Term Administrative Agent or any Term Lender is not open to the general public to conduct business.

“Business Plan”:  The Borrowers’ business plan annexed hereto as EXHIBIT 5.10(b) and any revision, amendment, or update of such business plan, provided such revision, amendment, or update has been accepted in writing by the Term Administrative Agent.

“Capital Adequacy Demand”:  Defined in Section 14.8.

“Capital Adequacy Charge”:  Defined in Section 14.8.

“Capital Expenditures”:  The expenditure of funds or the incurrence of liabilities which are capitalized in accordance with GAAP.

“Capital Lease”:  Any lease which is capitalized in accordance with GAAP.

“Certificate”:  Any certificate in form and substance acceptable to the Term Agents.  Each Certificate shall be deemed to be given under oath by the signatory to such Certificate.

“Change in Control”:  The occurrence of any of the following:

(a)           The failure of the Lead Borrower to directly or indirectly own, beneficially and of record, 100% of the capital stock of all of the other Obligors; provided, however, it shall not constitute a “Change in Control” under this Agreement if the Lead Borrower no longer owns 100% of the capital stock of any other Obligor as a result of a merger or consolidation of such other Obligor with and into Lead Borrower, with Lead Borrower being the survivor thereof.

(b)           The acquisition after the date hereof, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the issued and outstanding capital stock of any Obligor having the right to vote for the election of directors of such Obligor.

(c)           More than half of the persons who were directors of the Lead Borrower on the first day of any period consisting of twelve (12) consecutive calendar months (the first of which twelve (12) month periods commencing with the first day of the month during which this Agreement was executed), cease, for any reason other than death or disability, to be directors of the Lead Borrower, and the board of directors as thereafter constituted is not acceptable to the Term Administrative Agent.

“Chattel Paper”:  Has the meaning given that term in the UCC.

“Closing Date”:  The date on which all conditions precedent in Article III of this Agreement (other than Section3.15) are satisfied.

“Collateral”:  Defined in Section 8.1.

“Collateral Interest”:  Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

“Commitment”:  With respect to each Term Lender, that respective Term Lender’s Dollar Commitment.

“Commitment Percentage”:  As set forth on EXHIBIT 2.11, annexed hereto, reflecting, with respect to any Term Lender, the ratio of (i) the amount of the Dollar Commitment of such Term Lender to (ii) the aggregate amount of the Dollar Commitments of all Term Lenders, or, in the event that the Commitments have been terminated, the ratio of (i) the amount of the Term Loan owing to such Term Lender to (ii) the aggregate amount of the Term Loan outstanding as to all Term Lenders (in each case, as such percentage may change in accordance with the provisions of this Agreement).

“Consolidated Current Assets” means, at any date, all amounts (other than cash and cash equivalents, short term investments and the current portion of deferred income taxes) that would, in conformity with GAAP, be included in the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be included in the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Lead Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Consolidated Funded Indebtedness of the Lead Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans (as defined in the Revolving Loan Agreement) and SwingLine Loans (as defined in the Revolving Loan Agreement) to the extent otherwise included therein, (c) the current portion of deferred income taxes and (d) any liability in respect of net obligations pursuant to hedge agreements related solely to interest rate protection.

“Consolidated EBITDA”:  At any date of determination, an amount equal to Consolidated Net Income of the Lead Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) loss on extinguishment of debt, and (v) other expenses (i.e., “non-cash expenses”) reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period).  The term “non-cash expenses” includes, without limitation, stock based compensation expense, gain or loss on impairment of long lived assets, and gain or loss on disposal of assets.

“Consolidated Funded Indebtedness”:  As of any date of determination, for the Lead Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Liabilities hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Lead Borrower or any of its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Lead Borrower or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Lead Borrower or such Subsidiary.

“Consolidated Interest Charges”:  For any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, in each case, of or by the Lead Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio”:  As of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by the Lead Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio”:  As of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA, in each case, of or by the Lead Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided, however, that contributions made by the Borrowers under any Approved Security-Free SERP into a Security-Free Rabbi Trust shall be treated as a reduction of

Consolidated EBITDA as used in the calculation of the Consolidated Leverage Ratio, and the GAAP Supplemental Employee Retirement Plan expense related to such Security-Free Rabbi Trust will not be treated as a reduction of Consolidated EBITDA as used in the calculation of the Consolidated Leverage Ratio.

“Consolidated Net Income”:  At any date of determination, the net income (or loss) of the Lead Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or law applicable to such Subsidiary during such Measurement Period, except that the Lead Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Lead Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Lead Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Lead Borrower as described in clause (b) of this proviso).

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Costa Rican Facilities”:  Includes (i) Property # A F 007368-000; Industrial Unit A2, Alajuela, District 09 Rio Segundo, County 01, (ii) Property # A 182290-00, Alajuela, District 02 San Jose, County 01, (iii) Property # A 205774-000, Alajuela, District 02 San Jose, County 01, and (iv) Property # P 084214-000, lot for construction, Puntarenas, District 01 Quepos, County 06.

“Costa Rican Transaction”:  The sale or lease of the Costa Rican Facilities individually or as a whole.

“Costs of Collection”:  Includes, without limitation, all reasonable attorneys’ fees and reasonable out-of-pocket expenses incurred by the Term Agents’ attorneys, and all reasonable costs incurred by any Term Agent including, without limitation, reasonable costs and expenses associated with any bankruptcy or insolvency proceeding or travel on behalf of any Term Agent, where such costs and expenses are directly or indirectly related to or in respect of such Term Agent’s:  administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Term Agent’s Rights and Remedies and/or any of the rights and remedies of any such Term Agent against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts).  “Costs of Collection” shall also include the reasonable costs and expenses similar to the foregoing of Term Lender’s Special Counsel.  The Costs of Collection are Liabilities, and at the Term Administrative Agent’s option may bear interest at the then effective Base Margin Rate.

“Customs Broker Agreement”:  An agreement in form satisfactory to the Term Collateral Agent, among the Lead Borrower or any Obligor, Term Collateral Agent and Revolving Loan Collateral Agent,  and a customs broker or other carrier, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Term Collateral Agent and the Revolving Loan Collateral Agent and agrees, subject to the terms of the Intercreditor Agreement, upon notice from the Term Collateral Agent or the Revolving Loan Collateral Agent, as then applicable, to hold and dispose of the subject Inventory solely as directed by the Term Collateral Agent.

“Default”:  Any occurrence, circumstance, or state of facts with respect to a Borrower which would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not cured within any applicable grace period.

“Deposit Account”:  Has the meaning given that term in the UCC.

“Distributions”:  Includes (i) the payment of any dividends or other distributions on capital stock of the Lead Borrower (except distributions in such stock), and (ii) the redemption or acquisition of Securities.

“Documents”:  Has the meaning given that term in the UCC.

“Dollar Commitment”:  As set forth on EXHIBIT 2.11, annexed hereto (as such amounts may change in accordance with the provisions of this Agreement).  The aggregate of the Dollar Commitments shall not exceed the Term Loan Amount.

“Domestic Distribution Centers”:  The Borrowers’ distribution centers located at the Headquarters Facility and Naval Yard, Philadelphia, or elsewhere upon prior written notice to the Term Collateral Agent.

“Draw Conditions”:  In addition to the conditions precedent set forth in Article III of this Agreement, (i) the delivery of a notice of redemption by the Obligors to the Trustee under the Indenture Agreement pursuant to Section 3.01 of the Indenture Agreement that the Obligors have elected to redeem all of the outstanding

Securities (as defined in the Indenture Agreement), (ii) the delivery of a notice of redemption by the Obligors to all Holders (as defined in the Indenture Agreement) of the outstanding Securities under the Indenture Agreement in the form required pursuant to Section 3.03 of the Indenture Agreement, and (iii) the delivery of a notice in the form of Exhibit 3.15 hereto to the Term Loan Agent stating that the above conditions and the conditions set forth in Section 3.15 have been satisified as of the Draw Date.

“Draw Date”:  The date on which the Draw Conditions and the other conditions precedent set forth in Article III have been satisfied and the Term Loan is borrowed.

“Eligible Assignee”:  In the case of an assignment by a Term Lender, a bank, insurance company, or company engaged in the business of making commercial loans organized under the laws of the United States of America, or a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, having a combined capital and surplus in excess of $300,000,000.00, or any Affiliate of any Term Lender, or any Person to whom a Term Lender assigns its rights and obligations under this Agreement as part of a programmed assignment and transfer of such Term Lender’s rights of a material portion of such Term Lender’s portfolio of asset based credit facilities; provided that in no event shall “Eligible Assignee” include any Obligor or any Affiliate of any Obligor.

“Eligible Liquid Collateral”:  Each of the following:

(i)    a money market fund whose assets consist entirely of cash, securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured as to payment of principal and interest by the United States Treasury, and certificates of deposit with maturities of 365 days or less from the date of acquisition issued by a FDIC-insured financial institution;

(ii)   certificates of deposit with maturities of 365 days or less from the date of acquisition issued by a FDIC-insured financial institution;

(iii)  securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured as to payment of principal and interest by the United States Treasury; and

(iv)  senior unsecured bonds of a domestic corporate issuer rated at least A- by a rating agency acceptable to the Term Collateral Agent with maturities of 2 years or less from the date of acquisition;

in each case only to the extent (i) subject to the Term Collateral Agent’s first priority (subject only to the lien granted to the Revolving Loan Agent) perfected, valid, and enforceable security interest to secure the Liabilities; (ii) immediately available to the Term Collateral Agent; (iii) not subject to any restriction on their use (other than in favor of Term Collateral Agent and the Revolving Loan Agent); and (iv) either held by Bank of America or by another financial institution acceptable to the Term Collateral Agent with whom the Term Collateral Agent and the applicable Borrower have agreed to a written control agreement in form and substance satisfactory to Term Collateral Agent.  In no event shall Investment Property or other assets or investments which are assets or investments of a Security-Free Rabbi Trust held under an Approved Security-Free SERP constitute Eligible Liquid Collateral.

“Employee Benefit Plan”:  As defined in ERISA.

“Encumbrance”:  Each of the following:

(a)           Any security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of Accounts or Chattel Paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b)           The filing of any financing statement under the UCC or comparable law of any jurisdiction.

“Environmental Laws”:  All of the following:

(a)           Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

(b)           The common law relating to damage to Persons or property from Hazardous Materials.

“Equipment”:  Includes, without limitation, Obligors’ Goods which qualify as “equipment” as defined in the UCC.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended, together with all orders, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate”:  Any Person which is under common control with the Obligors within the meaning of Section 4001 of ERISA or is part of a controlled group including the Obligors and which would be treated as a single employer under Section 414(b), (c), (m), and (o) of the Internal Revenue Code of 1986, as amended.

“Events of Default”:  Defined in Article X.  Each reference to an “Event of Default” is to an Event of Default that has not duly waived in writing by the Term Administrative Agent.  In the event of such due waiver, the so-waived Event of Default shall be deemed never to have occurred, other than with respect to any post-default interest which accrued prior to such waiver and with respect to any reimbursement obligation in respect of any Costs of Collection.

“Excess Cash Flow”:  For any Fiscal Year of the Borrowers, the excess (if any) of (a) the sum of (i) Consolidated EBITDA for such Fiscal Year plus (ii) decreases in Consolidated Working Capital for such Fiscal Year, over (b) the sum (for such Fiscal Year) of (i) Consolidated Interest Charges actually paid in cash by the Lead Borrower and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Consolidated Funded Indebtedness (excluding the obligations under the Revolving Loan Agreement but including the Term Loan pursuant to Section 2.6(b), (iii) all income taxes actually paid in cash by the Lead Borrower and its Subsidiaries, (iv) Capital Expenditures actually made by the Lead Borrower and its Subsidiaries in such Fiscal Year, (v) increases in Consolidated Working Capital for such Fiscal Year, and (vi) cash payments made in respect of long-term liabilities of the Lead Borrower and its Subsidiaries other than Indebtedness.

“Fiscal Year”:  Each twelve (12) month accounting period of the Borrowers, which ends on September 30th of each year.

“Fixtures”:  Has the meaning given that term in the UCC.

“GAAP”:  Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, provided, however, in the event of a Material Accounting Change, then unless otherwise specifically agreed to by the Lead Borrower and the Term Administrative Agent, (a) the Borrowers’ compliance with the financial performance covenants imposed pursuant to Section 5.10 shall be determined as if such Material Accounting Change had not taken place and (b) the Lead Borrower shall include, with its monthly,  quarterly, and annual financial statements a schedule, certified by its chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.

“General Intangibles”:  Includes, without limitation, “general intangibles” as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Obligors; credit memoranda in favor of the Obligors; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; payments or right to receive payments on account of any transfer of any interest in any Leasehold Interest; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Obligors to enforce the foregoing; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, copyrightable materials, copyright registrations and applications, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; registrations, applications for registration of the foregoing; and all other intangible property of the Obligors in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Obligors or credit extended or services performed, by the Obligors, whether intended for an individual customer or the general business of the Obligors, or used or useful in connection with research and development by the Obligors.

“Goods”:  Has the meaning given that term in the UCC.

“Hazardous Materials”:  Any (a) hazardous materials, hazardous waste, hazardous or toxic substances or petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

“Headquarters Facility”:  The Obligors’ headquarters building and related real estate located at 456 North Fifth Street, Philadelphia, Pennsylvania 19123.

“Indebtedness”:  All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

(a)           Money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money;

(b)           Any reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise) letter of credit or acceptance transactions (including, without limitation, the stated amount of all outstanding letters of credit and acceptances issued for the account of such Person, and (without duplication) any amount for which such Person would be obligated to provide reimbursement or for which such Person is liable in connection with a letter of credit or acceptance transaction;

(c)           The provision of recourse in connection with the sale or discount of Accounts or Chattel Paper of such Person;

(d)           On account of recourse or repayment obligations with respect to deposits or advances;

(e)           As lessee under Capital Leases;

(f)            In connection with any sale and leaseback transaction.

(g)           All obligations with respect to redeemable stock and redemption or repurchase obligations under any equity securities issued by such Person.

“Indebtedness” also includes:

(a)           Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by or is a personal liability of such Person.

(b)           Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any obligation of any third party other than on account of the endorsement of checks and other items in the ordinary course.

(c)           The Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer.

“Indemnified Person”:  Defined in Section 14.13.

“Indenture Agreement”:  That certain Indenture Agreement dated as of August 5, 2002, by and between the Lead Borrower, as Issuer, Cave Springs, Inc., eSpeciality Brands, LLC, Dan Howard Industries, Inc., Mother’s Stores, Inc., as subsidiary guarantors, and J.P. Morgan Trust Company, National Association, as trustee, as amended, modified, or supplemented from time to time.

“Index Business Day”:  Any day which is both a Business Day and a day on which the principal market in LIBOR deposits in London in which Bank of America or its successors participate is open for dealings in United States Dollar deposits.

“Index Loan”:  Any portion of the Term Loan which bears interest at an Index Rate.

“Index Margin”:

(a)           From and after the Closing Date until the first Adjustment Date, the percentage set forth in Level I of the pricing grid below; and

(b)           From and after the first Adjustment Date (notwithstanding that such Adjustment Date may occur prior to the expiration of any applicable Interest Period), the Index Margin shall be determined from the following pricing grid based upon the Consolidated Leverage Ratio (without any rounding of such ratio to any lesser number of decimal places) as of the fiscal quarter ended immediately preceding such Adjustment Date and shall continue at the applicable Level below from such Adjustment Date until the next succeeding Adjustment Date (in each case, notwithstanding that such Adjustment Date may occur prior to the expiration of any applicable Interest Period); provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default, the Term Agent may immediately increase the Index Margin to that set forth in Level I (even if the Consolidated Leverage Ratio requirements for a different Level have been met) and interest shall accrue as set forth in Section 2.7(e) hereof.  At such time as all Events of Default are no longer continuing, the Index Margin shall once again be determined based on the pricing grid below.

Level	Consolidated Leverage Ratio	Index Margin
I	Greater than or equal to 1.50 to 1.00	2.50%
II	Less than 1.50 to 1.00	2.25%

“Index Offer Rate”:  For any Interest Period with respect to any Index Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Term Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Index Offer Rate” for such Interest Period shall be the rate per annum determined by the Term Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Index Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. In the event that the Index Offer Rate for an Index Loan cannot be determined through any of the methods provided above, it will be determined in whatever manner Term Administrative Agent may reasonably determine or if Term Administrative Agent deems that it cannot be determined, the Index Offer Rate will be unavailable.

“Index Rate”:  That per annum rate (calculated on a 360-day year and actual days elapsed) equal to the Index Offer Rate plus the Index Margin except that, in the event that the Term Administrative Agent determines that any Term Lender may be subject to the Reserve Percentage, the “Index Rate” shall mean, with respect to any Index Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all Index Loans thereafter made, an interest rate per annum equal the sum of (a) plus (b), where:

(a) is the decimal equivalent of the following fraction:

Index Offer Rate

1 minus Reserve Percentage

(b) is the applicable Index Margin.

“Instruments”:  Has the meaning given that term in the UCC.

“Intercreditor Agreement”:  That certain Intercreditor Agreement dated as of even date herewith by and among the Term Agent and the Revolving Loan Agent and acknowledged by the Obligors.

“Interest Payment Date”:  With reference to:

(a)           Each Index Loan: the earlier of the last day of the Interest Period relating thereto or quarterly, whichever is earlier, and the Termination Date.

(b)           Each Base Margin Loan: the last Business Day of each month in arrears and the Termination Date.

“Interest Period”:

(a)           With respect to each Index Loan: subject to Subsection (b), below, the period commencing on the date of the making or continuation of, or conversion to, the subject Index Loan and ending on the day that corresponds numerically to such date, one (1), two (2), three (3), or six (6) months thereafter, as the Lead Borrower may elect by irrevocable notice (pursuant to Section2.3) to the Term Administrative Agent.

(b)           The setting of Interest Periods is in all instances subject to the following:

(i)            Any Interest Period for a Index Loan which would otherwise end on a day that is not a Index Business Day shall be extended to the next succeeding Index Business Day, unless that succeeding Index Business Day is in the next calendar month, in which event such Interest Period shall end on the last Index Business Day of the month during which the Interest Period ends.

(ii)           Subject to Subsections (iii) and (iv), below, any Interest Period applicable to a Index Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Index Business Day of the month during which that Interest Period ends.

(iii)          Any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(iv)          The Lead Borrower shall not select, renew, or convert any interest rate for any outstanding principal amount of the Term Loan such that, in addition to interest at the Base Margin Rate, there are more than six (6) Interest Periods applicable to Index Loans at any one time.

“Inventory”:  Includes, without limitation, “inventory” as defined in the UCC and also all:  packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Obligors, or used or consumed or to be used or consumed in the Obligors’ business; Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all Documents (whether or not negotiable) which represent any of the foregoing.

“Investment Property”:  Has the meaning given that term in the UCC.

“Landlord State”:  Initially Washington, Virginia, and Pennsylvania and such other states in which a landlord’s claim for rent has priority over the Encumbrances of the Term Collateral Agent in the Collateral.

“Lease”:  Any lease or other agreement, no matter how styled or structured, pursuant to which any Obligor is entitled to the use or occupancy of any space.

“Leasehold Interest”:  Shall mean the Obligors’ leasehold estate or interest in each of the properties subject to a Lease at or upon which any Obligor conducts business, offers any Inventory for sale, or maintains any of the Collateral, whether or not for retail sale, together with the Obligors’ interest in any of the improvements and fixtures located upon or appurtenant to each such estate or interest, including without limitation, any rights of the Obligor to payment, proceeds or value of any kind or nature realized upon the sale, transfer or assignment of any such estate or interest, whether or not such sale, assignment or transfer occurs during any case commenced under the Bankruptcy Code.

“Letter-of-Credit Rights”:  Has the meaning given that term in the UCC and also refers to any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Liabilities”:   Includes, without limitation, the following:

(a)               All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

(i)            Any and all direct and indirect liabilities, debts, and obligations of any of the Obligors to any Term Agent or the Term Lenders, each of every kind, nature, and description.

(ii)           Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Obligors to any Term Agent or the Term Lenders, (including all future advances whether or not made pursuant to a commitment by any Term Agent or the Term Lenders), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which any Term Agent or the Term Lenders, may hold against the Obligors.

(iii)          All notes and other obligations of the Obligors now or hereafter assigned to or held by any Term Agent or the Term Lenders, each of every kind, nature, and description.

(iv)          All interest, fees, and charges and other amounts which may be charged by any Term Agent or the Term Lenders, to the Obligors and/or which may be due from the Obligors to any Term Agent or the Term Lenders, from time to time, including, without limitation, interest and fees that accrue after the commencement by or against any Obligor or any Affiliate thereof of any proceeding under the Bankruptcy Code naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

(v)           All costs and expenses incurred or paid by any Term Agent or the Term Lenders, in respect of any agreement between the Obligors and any Term Agent or the Term Lenders, or instrument furnished by the Obligors to any Term Agent or Term Lenders (including, without limitation, Costs of Collection, reasonable attorneys’ fees, including reasonable fees and expenses of Term Lenders’ Special Counsel), and all court and litigation costs and expenses).

(vi)          Any and all covenants of the Obligors to or with any Term Agent or the Term Lenders, and any and all obligations of the Obligors to act or to refrain from acting in accordance with any agreement between the Obligors and any Term Agent or the Term Lenders, or instrument furnished by the Obligors to any Term Agent or the Term Lenders.

(vii)         Each of the foregoing as if each reference to “Term Agent,” were to each Affiliate of such Term Agent and each of the foregoing as if each reference to “Term Lenders,” were to each Affiliate of the Term Lenders.

(b)           Any and all direct or indirect liabilities, debts, and obligations of the Obligors to any Term Agent or the Term Lenders or any Affiliate of any Term Agent or Affiliate of the Term Lenders, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of any Obligors pursuant to this or any other Loan Document, including cash management services.

“Liquidation”:  The exercise, by the Term Collateral Agent, of those rights accorded to the Term Collateral Agent under the Loan Documents as a creditor of the Obligors following and on account of the occurrence of an Event of Default looking towards the realization on the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Documents”:  This Agreement, each instrument and document executed and/or delivered as contemplated by Article III, below (including without limitation the Agent Fee Letter) and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or in connection with any transaction with any Term Agent or any Affiliate of any Term Agent, including, without limitation, any transaction which arises out of any cash management (including any ACH transfer arrangements), depository, investment, or interest rate protection, or equipment leasing services provided by any Term Agent or any Affiliate of any Term Agent, as each may be amended from time to time.

“Loans”:  Collectively, Base Margin Loans and Index Loans.

“Material Accounting Change”:  Any change in GAAP applicable to accounting periods subsequent to the Borrowers’ Fiscal Year most recently completed prior to the execution of this Agreement, if such change has a material effect on the Borrowers’ financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrowers, when compared with such condition or results as if such change had not taken place, or where preparation of the Borrowers’ statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5.10, where such a breach would not have occurred if such change had not taken place or visa versa.

“Material Adverse Effect”: (a) Any material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Obligors (taken as a whole), (b) the material impairment of the ability of any Obligors to perform its Liabilities, or of the Term Agent’s ability to enforce the Liabilities or realize upon any portion of the Collateral, or (c) a material impairment of the priority of the liens with respect to the Collateral.

“Maturity Date”:   March 13, 2013, or if such day is not a Business Day, the next succeeding Business Day.

“Measurement Period”:  means, at any date of determination, the most recently completed four fiscal quarters of the Lead Borrower, provided that until the end of the first full four fiscal quarters after the Draw Date only, in the calculation of the Consolidated Interest Coverage Ratio and Permitted Payments Amount, Consolidated Interest Charges shall, for all purposes other than the calculation of

Consolidated EBITDA, be calculated on a pro forma twelve month basis for the first full four fiscal quarters after the Draw Date.

“Mortgage”:  Includes, but not limited to, that certain existing mortgage as described in Section 8.3, as the same may be amended, modified, renewed, extended, replaced, restated or substituted from time to time, executed by the Lead Borrower and PIDC Financing Corporation in favor of the Revolving Loan Agent, for the benefit of, among others, the Term Lenders.

“Mortgaged Property”:  Includes the Headquarters Facility and any Real Estate which is subject to any Mortgage.

“New HQ Encumbrance Amount”: The maximum amount of Indebtedness secured by an Encumbrance permitted by clause (j) of the definition of Permitted Encumbrances.

“Notice Address”:    With respect to the Term Administrative Agent, as provided in Section 12.1.

With respect to the Term Collateral Agent, as provided in Section 12.1.

With respect to any Term Lender, as indicated adjacent to such Term Lender’s signature at the foot of this Agreement.  With respect to any Person who becomes a Term Lender hereafter pursuant to this Agreement, as indicated in the Assignment and Acceptance of such Person.

Each Notice Address is subject to change as provided in Section 12.1.

“Obligor”:  Individually, each Guarantor and each Borrower, and, “Obligors”, collectively, the Borrower and Guarantors.

“Participant”:  Defined in Section 14.6.

“Payment Intangible”:  Has the meaning given that term in the UCC and also refers to any general intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Permitted Acquisition”: Any acquisition by Borrowers, whether by purchase, merger or otherwise, of all or substantially all of the assets of, of more than 50% of the capital stock of, or a business line or a division of, any Person; provided:

(i)            immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(iii)          all of the capital stock acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be pledged to Term Collateral Agent, for the benefit of Term Lenders, pursuant hereto, and Borrowers shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrowers, each of the Permitted Acquisition Requirements; and

(v)           all Persons, assets or divisions acquired shall be in the lines of business in which the Obligors are currently engaged or a business reasonably related thereto or such other lines of business as may be consented to by Term Administrative Agent.

“Permitted Acquisition Requirements”: The Borrowers (a) immediately causing any new Subsidiary to become a Borrower or guarantor hereunder, as determined by the Term Administrative Agent, by executing and delivering to Term Administrative Agent a counterpart agreement acceptable to Term Administrative Agent in its discretion, (b) immediately thereupon, causing the Term Collateral Agent to hold in such acquired assets or capital stock a first priority perfected Collateral Interest (subject only to Permitted Encumbrances) to secure the Liabilities and (c) taking all such actions and executing and delivering, or causing to be executed and delivered, all such documents, instruments, agreements, and certificates as Term Agent may require in its discretion.

“Permitted Creation”: Any creation by Borrowers of a Person wholly-owned by Borrowers, provided:

(i)            immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(iii)          all of the capital stock acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be pledged to Term Collateral Agent, for the benefit of Term Lenders, pursuant hereto, and Borrowers shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrowers, each of the Permitted Creation Requirements; and

(v)           all Persons, assets or divisions created shall be in the lines of business in which the Obligors are currently engaged or a business reasonably related thereto or such other lines of business as may be consented to by Term Administrative Agent.

“Permitted Creation Requirements”: The Borrowers (a) immediately causing any new Subsidiary to become a Borrower or guarantor hereunder, as determined by the Term Administrative Agent, by executing and delivering to Term Administrative Agent a counterpart agreement acceptable to Term Administrative Agent in its discretion, (b) immediately thereupon, causing the Term Collateral Agent to hold in such acquired assets or capital stock a first priority perfected Collateral Interest (subject only to Permitted Encumbrances) to secure the Liabilities and (c) taking all such actions and executing and delivering, or causing to be executed and delivered, all such documents, instruments, agreements, and certificates as Term Agent may require in its discretion.

“Permitted Encumbrances”:  The following:

(a)           Encumbrances in favor of the Term Collateral Agent.

(b)           Those Encumbrances (if any) listed on EXHIBIT 4.7(a), annexed hereto.

(c)           Those Encumbrances in favor of the Revolving Loan Collateral Agent securing the liabilities under the Revolving Loan Agreement.

(d)           Liens securing the payment of taxes, either not yet overdue or the validity of which is being contested in good faith by the Obligors and for which the Obligors have established adequate cash reserves; non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Obligors’ business to the extent such liens secure (i) indebtedness that is not overdue, or (ii) indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or are being contested by the Obligors in good faith by appropriate proceedings diligently pursued, in each instance prior to the commencement of foreclosure or other similar proceedings and provided that adequate reserves therefor have been set aside on the Obligors’ books (provided, however, that the inclusion of any of the foregoing as “Permitted Encumbrances” shall not affect their respective relative priorities vis-à-vis the security interests created herein), or (iii) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property.

(e)           Deposits under workmen’s compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds arising in the ordinary course of business.

(f)            Landlord’s liens arising by operation of law where waivers have not been obtained.

(g)           Purchase money security interests or capitalized equipment leases on any Equipment acquired or held by the Obligors and securing Indebtedness permitted by Section 4.8(a)(iv) or 4.8(a)(v) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Equipment; provided however that (i) any such Encumbrance attaches to such property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Encumbrance attaches solely to the Equipment so acquired in such transaction, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Equipment; provided, however, that with respect to any Indebtedness on account of purchase money security interests or capitalized leases on or of such Equipment that arises during a period in which (x) the outstanding principal amount of Indebtedness arising after the date hereof on account of purchase money security interests or capitalized equipment leases on or of such Equipment exceeds (y) $5,000,000 (the “Excess Indebtedness”), the holder of any such Excess Indebtedness shall have agreed that the Term Collateral Agent shall have the right to utilize, at no cost or expense to the Term Agents or Term Lenders (other than a pro rated amount for the period in which the Term Collateral Agent is utilizing such Equipment), such Equipment to the extent necessary or appropriate to sell, lease or otherwise dispose of the Collateral, such agreement to be in form and substance satisfactory to the Term Collateral Agent in its sole discretion, provided further, that the foregoing proviso shall not apply to any Equipment that is located in the headquarters portion, and not the Domestic Distribution Center portion, of the Headquarters Facility.

(h)           Purchase money security interests on any Acquired Real Property and securing Indebtedness permitted by Section 4.8(a)(ix) or Section 4.8(a)(x) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Acquired Real Property; provided however that (i) any such Encumbrance attaches to such Acquired Real Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Encumbrance attaches solely to the Acquired Real Property so acquired in such transaction or the improvements and fixtures thereon, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Acquired Real Property, together with the improvements and fixtures thereon.

(i)            Purchase money security interests on any improvements or fixtures on Acquired Real Property securing Indebtedness permitted pursuant to Section 4.8(a)(ix) or Section 4.8(a)(x)

incurred or assumed for the purpose of financing all or any part of the cost of acquiring such improvements or fixtures on the Acquired Real Property; provided however that (i) any such Encumbrance attaches to such improvements or fixtures on the Acquired Real Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Encumbrance attaches solely to Acquired Real Property or the improvements or fixtures thereon, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of the Acquired Real Property, together with the improvements and fixtures thereon .

(j) Purchase money security interests on any improvements to or fixtures on or the construction of an addition or additions to the Headquarters Facility or additional buildings at the Headquarters Facility securing Indebtedness permitted pursuant to Section 4.8(a)(ix) or Section 4.8(a)(x) incurred or assumed for the purpose of financing all or any part of the cost of constructing or of acquiring such additions, improvements or fixtures on the Headquarters Facility; provided however that (i) any such Encumbrance attaches to such improvements or fixtures on the Headquarters Facility concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Encumbrance attaches solely to the Headquarters Facility or the improvements or fixtures thereon, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such additions, improvements and fixtures thereon provided, however, that the holder of any such Indebtedness shall have agreed that the Term Collateral Agent shall have the right to utilize the Domestic Distribution Center portion of the Headquarters Facility, at no cost or expense to the Term Agents or Term Lenders (other than a pro rated amount for the period in which the Term Collateral Agent is utilizing such portion of the Headquarters Facility), to the extent necessary or appropriate to sell, lease or otherwise dispose of the Collateral, such agreement to be in form and substance satisfactory to the Term Collateral Agent in its reasonable discretion.

(k)  Inclusive of those Encumbrances (if any) listed on EXHIBIT 4.7 in favor of landlords, liens or security interests held by the Borrowers’ landlords for up to a maximum of twenty (20) store locations in the aggregate, to the extent that such liens or security interests of each landlord (i) relate to Collateral located at a specific store location or (ii) have been subordinated to the lien and security interest of the Term Collateral Agent pursuant to the lease between the landlord and the Borrowers.

“Permitted Payments Amount”:  An amount not to exceed (a) fifty percent (50%) of the cumulative Consolidated Net Income of the Borrowers and their Subsidiaries after the date of this Agreement plus (b) one hundred percent (100%) of the net equity proceeds received by the Borrowers, including proceeds received in connection with the exercise of stock options or warrants, after the date of this Agreement, so long as after giving effect to any such payment, the ratio of (x) Consolidated EBITDA for the applicable Measurement Period to (y) Consolidated Interest Charges for the applicable Measurement Period plus all such payments, on a pro forma basis, is and shall be greater than 2.00:1.00.

“Permitted Store Openings/Closings”: See Section 4.6(d)(ii).

“Person”:  Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“PIDA”: Pennsylvania Industrial Development Authority, a body corporate and politic.

“PIDA Mortgage”: The existing mortgage held by PIDA on the Headquarters Facility.

“PIDC Financing Corporation”: PIDC Financing Corporation, a Pennsylvania non-profit corporation.

“Proceeds”:  Includes, without limitation, “Proceeds” as defined in the UCC (defined below), and proceeds of all Collateral.

“Property”:  Any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata”:   (a) With respect to any Term Lender vis-à-vis any other Term Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Term Lender’s Dollar Commitment and the denominator of which shall be the aggregate of all of the Term Lenders’ Dollar Commitments, as adjusted from time to time in accordance with the provisions of this Agreement, provided that, if all Dollar Commitments have been terminated, the numerator shall be the unpaid amount of the Term Loan held by such Term Lender and the denominator shall be the aggregate unpaid principal amount of the Term Loan.

“Real Estate”:  Includes all real property including the Headquarters Facility, owned or leased (as lessee or sublessee) by the Borrowers or any of their Subsidiaries.

“Receipts”:  All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.

“Receivables Collateral”:  That portion of the Collateral which consists of rights to payment.

“Regulatory Change”:  Defined in Section 2.10(c).

“Reports”:  Defined in Section 15.10.

“Required Lenders”:  Term Lenders holding more than 50% of the Commitments or, in the event that the Commitments have been terminated, Term Lenders holding 50% or more of the outstanding Term Loan.

“Requirement of Law”:  As to any Person:

(a)           (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

(b)           That Person’s charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and

(c)           That Person’s by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Reserve Percentage”:   The decimal equivalent of that rate applicable to a Term Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Term Lender with respect to “LIBOR liabilities” as defined in such regulations.  The Reserve Percentage applicable to a particular Index Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

“Revolving Loan Agent”:  Bank of America, N.A., as agent for the lenders under the Revolving Loan Agreement.

“Revolving Loan Collateral Agent”:  Bank of America, N.A., as collateral agent for the lenders under the Revolving Loan Agreement.

“Revolving Loan Agreement”:  That certain Second Amended and Restated Loan and Security Agreement of even date by and among the Obligors, the lenders party thereto, and the Revolving Loan Agent, as agent for the lenders thereunder.

“Second Mortgage Cap”: The amount as might be agreed to from time to time between the Term Collateral Agent and PIDA as constituting the extent of the mortgage lien evidenced by the PIDA Mortgage, subject to further reduction upon Term Collateral Agent’s determination that the holder of the PIDA Mortgage has agreed in writing to further limitations on the extent of its mortgage lien in the Headquarters Facility.

“Security”:  Shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

“Security-Free Rabbi Trust”:  Shall be the grantor trusts established by the Lead Borrower in accordance with Internal Revenue Service Revenue Procedure 92-64 to accept both employer and employee contributions made under the terms of one or more Approved Security-Free SERPS, so long as the Lead Borrower has designated such grantor trust as a Security-Free Rabbi Trust in a writing delivered to the Term Administrative Agent, which writing designates the name of the trust company with whom such trust has been established and the date of such establishment.  In no circumstances shall the Term Collateral Agent or the Term Lenders under this Agreement have a security interest in the assets of such grantor trusts.

“Series A Preferred Stock”:  All shares of Series A Preferred Stock of the Lead Borrower that were issued and then redeemed by the Lead Borrower which shares continue to be held as of the date hereof by certain holders pending presentation by such holders of proper documentation to the Lead Borrower required to receive payment in respect of such redemption.

“Special Purpose Credit”:  The letter of credit issued under that certain Letter of Credit and Reimbursement Agreement dated as of July 1, 1998 among the Lead Borrower, Fleet Capital Corporation, as predecessor in interest to the Revolving Loan Agent as Lender, and Fleet National Bank, as predecessor in interest to Bank of America, N.A., related to those certain $4,000,000 Philadelphia Authority for Industrial Development Variable/Fixed Rate Federally Taxable Economic Development Bonds (Mothers Work, Inc. Project) Series of 1995, as it may be or may have been amended, modified, restated, supplemented, replaced, or substituted.

“Subordinated Debt”:  Includes unsecured Indebtedness of Borrowers that is subordinated to the Liabilities in a manner, under terms and subject to a written agreement satisfactory to Term Administrative Agent.

“Subsidiary”:   Any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by any Obligor, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by any Obligor or any partnership of which any Obligor is a general partner.

“Supporting Obligation”:  Has the meaning given that term in the UCC and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Synthetic Debt”:  with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation”: means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of the Bankruptcy Code or any other bankruptcy laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax”:   Any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by the Term Agent and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by the Borrowers to the Term Agent; provided, that the term “Tax” shall not include any taxes imposed upon the net income of the Term Agent.

“Term Administrative Agent”:  Defined in the Preamble.

“Term Agent”:  When not preceded by “Administrative” or “Collateral”, the terms “Term Agent” or “Term Agents” refer collectively and individually to the Term Administrative Agent and the Term Collateral Agent.

“Term Agent’s Rights and Remedies”:  Defined in Section 11.6.

“Term Collateral Agent”:   Defined in the Preamble.

“Term Lender’s Special Counsel”: Shall mean counsel retained by the Term Lenders other than the Term Agent.

“Term Loan”:  As defined in Section 2.1 of this Agreement.

“Term Loan Amount”:  $90,000,000, subject to any increase thereof pursuant to Section 2.2 of this Agreement.

“Term Loan Increase”:  Defined in Section 2.2.

“Term Loan Increase Date”:  Defined in Section 2.2.

“Term Note”:  Defined in Section 2.2.

“Term Loan Obligations”:  The aggregate of the Borrowers’ liabilities, obligations, and indebtedness of any character on account of or in respect to the Term Loan.

“Termination Date”:  The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10.9, below; or (c) the date set as the Termination Date in a notice by the Term Administrative Agent to the Lead Borrower on account of the occurrence of any Event of Default other than as described in Section 10.9, below; or (d) termination of the Term Lenders’ commitments as provided hereunder or, if the Draw Date has occurred, the date of the Borrowers’ prepayment of the Term Loan in full; or (e) in the event that the Draw Date has not occurred on or before ninety (90) days following the Closing Date, the Termination Date shall be the date which is ninety (90) days following the Closing Date.

“Transfer”:  Wire transfer pursuant to the wire transfer system maintained by the Board of Governors of the Federal Reserve Board, or as otherwise may be agreed to from time to time by the Term Administrative Agent. Wire instructions may be changed in the same manner that Notice Addresses may be changed pursuant to Section 12.1 of this Agreement, except that no change of the wire instructions for Transfers to the Term Administrative Agent shall be effective without the consent of the Term Administrative Agent.

“UCC”:  The Uniform Commercial Code as presently in effect in New York as used herein in the context of any definitions; otherwise, as in effect from time to time is New York.

“Unused Fee”:  Defined in Section 2.8.

“Voting Stock”:  Includes securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

ARTICLE II. - The TERM LOAN

2.1  Commitment to Make the Term Loan.

(a)   Subject to satisfaction of (i) the conditions precedent set forth in Article III hereof (other than Section 3.15) on or prior to the Closing Date and (ii) the Draw Conditions and the conditions precedent set forth in Section 3.15 on or prior to the Draw Date, the Borrowers shall borrow from the Term Lenders and the Term Lenders shall lend to the Borrowers on the Draw Date the sum of Ninety Million Dollars ($90,000,000.00) (the “Term Loan”), repayable with interest as provided herein.

(b)   The proceeds of the Term Loan shall be used solely to refinance existing Indebtedness under the Indenture Agreement (including any prepayment fees and costs and expenses related thereto), and for other general corporate purposes of the Borrowers, all solely to the extent permitted by this Agreement.  To the extent that the Draw Date occurs prior to the date of prepayment of the existing Indebtedness under the Indenture Agreement (including any prepayment fees and costs and expenses related thereto), the proceeds of the Term Loan shall be invested in Eligible Liquid Collateral and shall be subject to a first priority security interest in favor of the Term Collateral Agent for its benefit and the benefit of the Term Administrative Agent and the Term Lenders (subject to no other Encumbrances).

2.2  Increase in the Term Loan.

(a)   So long as no Default or Event of Default exists or would arise as a result thereof, the Lead Borrower shall have the right at any time, but only one time during the term of this Agreement, to request an increase of the then outstanding amount of the Term Loan in an amount not to exceed $50,000,000.00.  Any such requested increase shall be first made to all existing Term Lenders on a Pro Rata basis. In the event that any existing Term Lender does not notify the Term Administrative Agent within ten (10) Business Days from the receipt of the requested increase that the such existing Term Lender will make such increase, and the amount of its increase, the existing Term Lender shall be deemed to have declined the requested increase. To the extent that one or more existing Term Lenders decline to increase the then outstanding amount of the Term Loan, or all Term Lenders in the aggregate decline to increase the then outstanding amount of the Term Loan to the amount requested by the Lead Borrower, the Term Administrative Agent shall use commercially reasonable efforts, in consultation with the Lead Borrower, to arrange for other Term Lenders to further increase such Term Lenders’ Dollar Commitment in an amount greater than such Term Lenders’ Pro Rata share of the requested increase or for other Persons to become Term Lenders hereunder and to issue commitments in an amount equal to the amount of the increase in the then outstanding amount of the Term Loan requested by the Lead Borrower and not accepted by some or all of the existing Term Lenders (each such increase by either means, a “Term Loan Increase”, and each such Person issuing, or Term Lender making such increase, an “Additional Commitment Lender”), provided, however, that (x) no Term Lender shall be obligated to provide a Term Loan Increase as a result of any such request by the Lead Borrower, and (y) any Additional Commitment Lender which is not an existing Term Lender shall be subject to the approval of the Term Administrative Agent and (z) nothing contained herein shall constitute the unconditional obligation of the Term Administrative

Agent to provide or obtain commitments for such Term Loan Increase, as the Term Administrative Agent only is agreeing hereby to use its commercially reasonable efforts to arrange for Term Loan Increases and Additional Commitment Lenders.

(b)   No Term Loan Increase shall become effective unless and until each of the following conditions has been satisfied:

(i)                                     any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Term Administrative Agent may reasonably require;

(ii)                                  the Borrowers shall have paid such commitment fees and other compensation to the Additional Commitment Lenders as the Lead Borrower, the Term Administrative Agent and each such Additional Commitment Lenders may agree;

(iii)                               the Borrowers shall have paid an arrangement fee to the Term Administrative Agent as the Lead Borrower and the Term Administrative Agent may agree, as more fully set forth in the Fee Letter;

(iv)                              to the extent requested by any Additional Commitment Lender, a Note will be issued at the Borrowers’ expense, to each such Additional Commitment Lender, to the extent necessary to reflect the new Dollar Commitment of such Additional Commitment Lender; and

(v)                                 the Obligors and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Term Administrative Agent may have reasonably requested.

(c)   The Term Administrative Agent shall promptly notify each Term Lender as to the effectiveness of each Term Loan Increase (with each date of such effectiveness being referred to herein as a “Term Loan Increase Date”), and at such time (w) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Term Loan Increases, (x) Exhibit 2.11 shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Term Lenders, (y) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increase in the Commitments, such Term Loan Increases, and the addition of the Additional Commitment Lenders (if applicable) and (z) a Loan shall be made on such Term Loan Increase Date in an amount equal to the amount of the Term Loan Increase.

2.3  Election of Term Loan Interest Rate and Interest Period

(a)   Requests for the continuance or conversion of an interest rate applicable to any outstanding portion of the Term Loan may be requested by the Lead Borrower in such manner as may from time to time be reasonably acceptable to the Term Administrative Agent.

(b)   Subject to the provisions of this Agreement, the Lead Borrower may elect an interest rate and Interest Period to be applicable to any outstanding portion of the Term Loan by giving notice to the Term Administrative Agent by no later than the following:

(i)                                     If such outstanding portion of the Term Loan is to be converted to a Base Margin Loan: By 1:00 p.m. on the Business Day on which the subject outstanding portion of the Term Loan is to be so converted.  Base Margin Loans requested by the Lead Borrower, other than those resulting from the conversion of an Index Loan, shall not be less than $10,000.00.

(ii)                                  If such outstanding portion of the Term Loan is to be converted to an Index Loan:  By 1:00 p.m., three (3) Index Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period.  Index Loans and conversions to Index Loans shall each be not less than $1,000,000.00 and in increments of $500,000.00 in excess of such minimum.

(iii)                               Any Index Loan which matures while a Default or Event of Default exists, may be converted, at the option of the Term Administrative Agent, to a Base Margin Loan notwithstanding any notice from the Lead Borrower that such outstanding portion of the Term Loan is to be continued as an Index Loan.

(c)   Any request for the continuance or conversion of any outstanding portion of the Term Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or Index Business Day, as applicable, unless the Term Administrative Agent, in its discretion, determines to deem it to have been made earlier.  Each request for the conversion of any outstanding portion of the Term Loan shall be made in such manner as may from time to time be acceptable to the Term Administrative Agent.

(d)   The Term Administrative Agent may rely on any request for any financial accommodation under the Term Loan which the Term Administrative Agent, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Lead Borrower and may decline to provide any such financial accommodation pending the Term Administrative Agent’s being furnished with such documentation concerning that Person’s authority to act as may be satisfactory to the Term Administrative Agent.

(e)   If, at any time or from time to time, a Default or Event of Default exists which is continuing, the Term Administrative Agent may suspend the right of the Lead Borrower to convert any Base Margin Loan to an Index Loan.

2.4  Term Agent’s Records of Liabilities

(a)   The Term Administrative Agent may also keep a record of all interest, fees, service charges, costs, expenses, and other debits owed to the Term Agents and the Term Lenders on account of the Liabilities and of all credits against such amounts so owed.

(b)   All credits against the Liabilities shall be conditional upon receipt of final payment to the Term Administrative Agent and the Term Lenders of the items giving rise to such credits.  The amount of any item credited against the Liabilities which is charged back against any Term Agent or the Term Lenders for any reason or is not so paid shall be a Liability and shall be due and payable hereunder, whether or not the item so charged back or not so paid is returned.

(c)   Borrowers hereby authorize the Revolving Loan Agent, from time to time, without prior notice to Borrowers, to charge such all amounts owed to the Term Agents and the Term Lenders on account of the Liabilities not paid by the Borrowers (when due and payable), to the Borrowers’ loan account under the Revolving Loan Agreement and to use the proceeds of an advance under the Revolving Loan Agreement to pay all such amounts to the Term Agents and the Term Lenders when due.

(d)   Any statement rendered by the Term Administrative Agent or the Term Lenders to the Borrowers concerning the Liabilities shall, in the absence of manifest error, be considered correct and accepted by the Borrowers and shall be conclusively binding upon the Borrowers unless the Lead Borrower provides the Term Administrative Agent with written objection thereto within twenty (20) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection.  In the absence of manifest error, the Term Administrative Agent’s and Term Lenders’ books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

2.5  The Term Note.

The Borrowers’ obligation to repay the Term Loan, with interest as provided herein, may, upon the request of any Term Lender, be evidenced by a Note or Notes (each, individually, and collectively, in the aggregate, a “Term Note”) in the form of EXHIBIT 2.5, annexed hereto, executed by the Lead Borrower and the other Borrowers, payable to the applicable Term Lender.  Neither the original nor a copy of any Term Note shall be required, however, to establish or prove any Liability.  Upon the Lead Borrower being provided with an affidavit (which shall include an indemnity reasonably satisfactory to the Lead Borrower) from any Term Lender to the effect that a Term Note has been lost, mutilated, or destroyed, the Lead Borrower and the other Borrowers shall execute and deliver a replacement thereof to such Term Lender.

2.6  Payment of Principal of the Term Loan.

(a)   The Borrowers may repay all or any portion of the principal balance of the Term Loan from time to time until the Termination Date in minimum amounts not less than $1,000,000 and integral multiples of $1,000,000 in excess thereof, without premium or penalty except as expressly set forth in Section 2.6(f) hereof.  The Term Administrative Agent shall cause such payments to be applied first, to all interest and fees due with respect to the Term Loan, second, to the outstanding principal balance of the Term Loan (provided that the Term Administrative Agent shall cause those application of payments (if any), pursuant to this Section 2.6 against Index Loans then outstanding in such manner as results in the least cost to the Borrowers, but shall not have any affirmative obligation to do so nor liability on account of the Term Administrative Agent’s failure to have done so), and third, to all other outstanding Liabilities.

(b)   The principal amount of the Term Loan shall be paid in quarterly installments of $225,000 each, commencing with the first fiscal quarter ending after the Draw Date, which amounts shall be payable on the last day of each fiscal quarter (or the first Business Day after such day if the last day of any fiscal quarter is not a Business Day).  Such amounts shall be increased in the event of a Term Loan Increase in accordance with Section 2.2 above by a quarterly amount equal to 0.25% of the aggregate amount of the Term Loan Increase.

(c)   The Borrowers shall repay the then entire unpaid balance of the Term Loan and all other Liabilities on the Termination Date.

(d)   If any Obligor, whether in a single transaction or a series of transactions:

(i)                                     sells or transfers any Property (other than as permitted pursuant to Section 4.14(d) hereof) in excess of $1,000,000 in any Fiscal Year;

(ii)                                  receives any proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation awards (and payments in lieu thereof) in excess of $1,000,000 in any Fiscal Year;

then the Obligors shall apply, or cause to be applied, within ten (10) days after the receipt of such net proceeds, one hundred percent (100%) of the net proceeds thereof in excess of such $1,000,000 threshold received by the Obligors to the prepayment of the principal balance of the Term Loan in the inverse order of maturity; provided, that, notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, if the Obligors reasonably expect the net proceeds of any such insurance or condemnation awards in respect of the foregoing clause (ii), or a portion thereof, to be reinvested in productive assets of a kind then used or usable in the Obligors business, and, within 365 days after such occurrence makes such reinvestment, then Borrower shall deliver such net proceeds, or applicable portion thereof, to the Term Administrative Agent to be held by the Term Administrative Agent in a cash collateral account pending such reinvestment; provided further that, in the event that such proceeds are not reinvested as provided above within such 365-day period, such proceeds shall be applied to the prepayment of the principal balance of the Term Loan in the inverse order of maturity.

(e)   Within ten (10) days of delivery to Term Administrative Agent of Borrower’s annual audited financial statements in accordance with the terms of Section 5.6 of this Agreement, but in any event no later than the one hundredth (100th) day after the end of each Fiscal Year of the Borrowers (commencing with the Fiscal Year of the Borrowers ending September 30, 2008), the Lead Borrower shall furnish to the Term Administrative Agent a written calculation of Excess Cash Flow for such Fiscal Year and deliver to the Term Administrative Agent an amount equal to fifty percent (50%) of such Excess Cash Flow in excess of $5,000,000, for application to the principal balance of the Term Loan in the inverse order of maturity; provided that if such financial statements have not been delivered within the time periods set forth above, such Excess Cash Flow payment shall be determined by the Term Administrative Agent based on the Term Administrative Agent’s estimate of the Borrowers’ Excess Cash Flow in accordance with the Term Administrative Agent’s review of the Borrowers’ monthly financial statements previously delivered to the Term Administrative Agent.  Upon delivery of the annual financial statements described above to Term Administrative Agent, if the actual Excess Cash Flow payment to which the Term Administrative Agent is entitled exceeds any payment estimated by Term Administrative Agent, the Borrowers shall pay the Term Administrative Agent an amount equal to the difference between the actual Excess Cash Flow payment required and the Excess Cash Flow payment estimated by Term Administrative Agent (but the Term Administrative Agent shall in no event be obligated to refund or adjust any estimated Excess Cash Flow payment which exceeds the actual Excess Cash Flow payment based on such financial statements).  Notwithstanding the foregoing, so long as the Borrowers’ Consolidated Leverage Ratio, as tested at the end of such Fiscal Year, is less than 2.25:1.00, such Excess Cash Flow payment for such Fiscal Year shall be twenty-five percent (25%) of such Excess Cash Flow in excess of $5,000,000.

(f)    Upon the request of the Term Administrative Agent, each Borrower, jointly and severally, shall indemnify the Term Agents and Term Lenders and hold the Term Agents and Term Lenders harmless from and against any loss, cost or expense (including loss of anticipated profits) which the Term Agents or Term Lenders may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of any of the following:

(i)                                     Default by the Borrowers in payment of the principal amount of or any interest on any Index Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Term Agent or Term Lenders in order to maintain its Index Loans.

(ii)                                  Default by the Borrowers in making a conversion after the Borrowers have given (or are deemed to have given) a request to convert any outstanding principal amount of the Term Loan from one applicable interest rate to another.

(iii)                               The making of any payment on an Index Loan or the making of any conversion of any such Loan to a Base Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Term Agent and Term Lenders as “breakage fees”.

2.7  Interest On The Term Loan.

(a)   Any outstanding principal amount of the Term Loan which consists of a Base Margin Loan shall bear interest at the Base Margin Rate (determined based upon a 365/366-day year and actual days elapsed).

(b)   Any outstanding principal amount of the Term Loan which consists of an Index Loan shall bear interest at the applicable Index Rate (determined based upon a 360-day year and actual days elapsed).

(c)   Subject to, and in accordance with, the provisions of this Agreement, the Lead Borrower may cause all or a part of the unpaid principal balance of the Term Loan to bear interest at the Base Margin Rate or the Index Rate as specified from time to time by the Lead Borrower.

(d)   The Lead Borrower shall not select, renew or convert any interest rate such that there are more than six (6) Interest Periods applicable to the outstanding Index Loans at any one time.

(e)   The Borrowers shall pay accrued and unpaid interest on the Term Loan in arrears on the applicable Interest Payment Date therefor.  Following the occurrence and during the continuance of any Event of Default (and whether or not the Term Agent exercises the Term Agent’s rights on account thereof), the Liabilities shall bear interest, at the option of the Term Agent, at a rate which is the aggregate in the case of Base Margin Loan, of the then applicable Base Margin Rate as set forth in Section 2.7(a) above plus two percent (2.00%) per annum, and in the case of Index Loans, the then applicable Index Rate as set forth in Section 2.7 (b) above plus two percent (2.00%) per annum.

2.8  Fees.

(a)   The Borrowers shall pay to the Arranger and the Term Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Agent Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)   In addition to any other fee to be paid by the Borrowers on account of the Term Loan pursuant to the Agent Fee Letter, the Borrowers shall pay the Term Administrative Agent, for the benefit of the Term Lenders, an unused fee (the “Unused Fee”) equal to (i) from and after the Closing Date until the date which is forty-five (45) days after the Closing Date, 0.25% per annum (calculated on the basis of actual number of days elapsed in a year of 360 days) of the aggregate principal amount of the Commitments, and (ii) in the event that the Draw Date has not occurred on or before forty-five (45) days after the Closing Date, from and after the date which is forty-six (46) days after the Closing Date until the date which is ninety (90) days after the Closing Date, 0.50% per annum (calculated on the basis of actual number of days elapsed in a year of 360 days) of the aggregate principal amount of the Commitments, such fee to accrue from and after the Closing Date and to be paid monthly in arrears until such time as the proceeds of the Term Loan have been advanced to the Borrowers on the Draw Date.

2.9  Concerning Fees.

The Borrowers shall not be entitled to any credit, rebate or repayment of the Unused Fee or other fee earned by the Term Agent or Term Lenders pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement.

2.10                        Changed Circumstances.

(a)   Subject to the provisions of this Agreement, the Borrowers shall have the option (A) as of any date, to convert all or any part of Base Margin Loans to Index Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant Index Loans as Index Loans; and (C) as of the last day of any Interest Period, to convert all or any portion of the Index Loans to Base Margin Loans; provided, that Loans may not be continued as or converted to Index Loans, if the continuation or conversion thereof would violate the provisions of Sections 2.10(b) or 2.10(c) of this Agreement or if an Event of Default has occurred and is continuing.

(b)   The Term Administrative Agent’s determination of the Index Rate as provided above shall be conclusive.  Furthermore, if the Term Administrative Agent or the Term Lenders determines, in good faith (which determination shall be conclusive), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to the Term Administrative Agent or the Term Lenders in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by the Borrowers to be Index Loans or the Loans bearing interest at the rates set forth in this Agreement shall not represent the effective pricing to the Term Administrative Agent for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), the Term Administrative Agent shall promptly notify the Lead Borrower and (1) all existing Index Loans shall convert to Base Margin Loans upon the end of the applicable Interest Period, and (2) no additional Index Loans shall be made until such circumstances are cured.

(c)   If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Term Agent, the Term Lenders or their respective lending offices (a “Regulatory Change”), shall, in the opinion of counsel to the Term Agent or the Term Lenders, make it unlawful for the Term Agent or the Term Lenders to make or maintain Index Loans, then the Term Administrative Agent shall promptly notify the Lead Borrower and (A) the Index Loans shall immediately convert to Base Margin Loans on the last Business Day of the then existing

Interest Period or on such earlier date as required by law and (B) no additional Index Loans shall be made until such circumstance is cured.

(d)   If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Term Agent or the Term Lenders; (B) subject the Term Agent, the Term Lenders or the Index Loans to any Tax or change the basis of taxation of payments to the Term Agent or the Term Lenders of principal or interest due from the Borrowers to the Term Agent or the Term Lenders hereunder (other than a change in the taxation of the overall net income of the Term Agent or the Term Lenders); or (C) impose on the Term Agent or the Term Lenders any other condition regarding the Index Loans or the Term Agent’s or Term Lenders’ funding thereof, and the Term Administrative Agent or Term Lenders shall determine (which determination shall be conclusive) that the result of the foregoing is to increase the cost to the Term Agent or the Term Lenders of making or maintaining the Index Loans or to reduce the amount of principal or interest received by the Term Agent or Term Lenders hereunder, then the Borrowers shall pay to the Term Agent or the Term Lenders, on demand, such additional amounts as the Term Administrative Agent or the Term Lenders shall, from time to time, determine are sufficient to compensate and indemnify the Term Agent or Term Lenders from such increased cost or reduced amount.  Each Term Lender will use reasonable efforts to designate a different lending office for the Liabilities if such designation will avoid the need for, or reduce the amount of such compensation and will not, in the reasonable opinion of such Term Lender (including, without limitation, by reason of any economic, legal, or regulatory cost or disadvantage that such Term Lender may bear or suffer by reason of such designation).

(e)   The Term Agent and Term Lenders shall receive payments of amounts of principal of and interest with respect to the Index Loans free and clear of, and without deduction for, any Taxes.  If (A) the Term Agent or any Term Lender shall be subject to any Tax in respect of any Index Loans or any part thereof or, (B) the Borrowers shall be required to withhold or deduct any Tax from any such amount, the Index Rate applicable to such Index Loans shall be adjusted by the Term Administrative Agent or such Term Lender to reflect all additional costs incurred by the Term Agent or such Term Lender in connection with the payment by the Term Agent or such Term Lender or the withholding by the Borrowers of such Tax and the Borrowers shall provide the Term Agent or such Term Lender with a statement detailing the amount of any such Tax actually paid by the Borrowers. Determination by the Term Administrative Agent or such Term Lender of the amount of such costs shall be conclusive absent manifest error.  If after any such adjustment any part of any Tax paid by the Term Agent or such Term Lender is subsequently recovered by the Term Agent or such Term Lender, the Term Agent or such Term Lender, as applicable, shall reimburse the Borrowers to the extent of the amount so recovered.  A certificate of an officer of the Term Administrative Agent or such Term Lender setting forth the amount of such recovery and the basis therefor shall be conclusive absent manifest error.

2.11                        Term Lenders’ Commitments.

(a)   Subject to Article XVI of this Agreement (which provides for assignments and assumptions of commitments) and Section 2.2 hereof, each Term Lender’s “Commitment Percentage”, and “Dollar Commitment” is set forth on EXHIBIT 2.11.

(b)   The obligations of each Term Lender are several and not joint.  No Term Lender shall have any obligation to make any Term Loan in excess of that Term Lender’s Dollar Commitment.

(c)   No Term Lender shall have any liability to the Borrowers on account of the failure of any other Term Lender to provide any Term Loan nor any obligation to make up any shortfall which may be created by such failure.

(d)   The Dollar Commitments, Commitment Percentages, and identities of the Term Lenders may be changed, from time to time by the reallocation or assignment of Dollar Commitments and Commitment Percentages amongst the Term Lenders or with other Persons who become “Term Lenders” and as provided in Section 2.2 hereof; provided, however unless an Event of Default has occurred (in which event, no consent of the Lead Borrower is required) any assignment to a Person not then a Term Lender or an Affiliate of a Term Lender shall be subject to the prior written consent of the Lead Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Lead Borrower provides the Term Administrative Agent with written objection, not more than five (5) Business Days after the Term Administrative Agent shall have given the Lead Borrower written notice of a proposed assignment.

(e)   Upon written notice given the Lead Borrower from time to time by the Term Administrative Agent, of any assignment or allocation referenced in Section 2.11(d):

(i)                                     The Lead Borrower and the other Borrowers, if required by the Term Administrative Agent, shall execute one or more Term Notes (which notes shall replace any Term Notes theretofore provided by the Borrowers) to reflect such changed Dollar Commitments, Commitment Percentages, and identities and shall deliver such Term Notes to the Term Administrative Agent (which promptly thereafter shall cancel and deliver to the Lead Borrower the Term Notes so replaced, if any).  In the event that the Term Administrative Agent does not require the delivery of Term Notes or that in the event that a Term Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrowers, the Term Administrative Agent, in lieu of causing the Lead Borrower to execute one or more new Term Notes, may issue the Term Administrative Agent’s Certificate confirming the resulting Dollar Commitments and Commitment Percentages.

(ii)                                  Such change shall be effective from the effective date specified in such written notice and any Person added as a Term Lender shall have all rights and privileges of a Term Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Term Lender is a signatory and any Person removed as a Term Lender shall be relieved of any obligations or responsibilities of a Term Lender hereunder thereafter.

(f)    Prior to the Draw Date, the Borrowers may, upon notice to the Term Administrative Agent, terminate or from time to time permanently reduce the Commitments in whole or in part; provided that (i) any such notice shall be received by the Term Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof.  Upon the earlier to occur of (i) the Draw Date, upon the funding of the Term Loan, or (ii) the date which is ninety (90) days following the Closing Date, in the event that the Draw Date has not occurred prior to such date, the Commitments of the Term Lenders shall be automatically terminated.

2.12                        Designation of Lead Borrower as Borrowers’ Agent.

(a)   Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain the Term Loan, the proceeds of which shall be available to each Borrower for those uses as those set forth in this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to the Term Agent and Term Lenders on account of the Term Loan so made as if made directly by the Term Agent or Term Lenders to that Borrower, notwithstanding the manner by which such loans and advances are recorded on the books and records of the Lead Borrower and of any Borrower.

(b)   The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested the Term Loan.

ARTICLE III. - Conditions Precedent:

As a condition to the effectiveness of this Agreement and the making of the Term Loan, each of the documents respectively described in Sections 3.1 through and including 3.4 (each in form and substance satisfactory to the Term Agent) shall have been delivered to the Term Agent, and the conditions respectively described in Sections 3.5 through and including 3.14, shall have been satisfied as of the Closing Date, and as a condition to the Term Lenders making the Term Loan on the Draw Date, the conditions described in Section 3.15 shall have been satisfied as of the Draw Date:

3.1  Corporate Due Diligence.

(a)   A Certificate of corporate good standing issued with respect to each Obligor by the Secretary of State of the State in which that Obligor was organized.

(b)   Certificates of qualification to do business as a foreign corporation, issued by the Secretary(ies) of State of each State in which such Obligor’s conduct of business or ownership of assets requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

(c)   A Certificate of each Obligor’s respective Secretary as to the due adoption and continued effectiveness of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents, such certificate to set forth the text of each such resolution in an attachment thereto.

3.2  Opinion.

An opinion of counsel to the Obligors in form and substance satisfactory to the Term Agent.

3.3  Officers’ Certificates.

Certificates executed by the Chief Executive Officer, Chief Operating Officer, President or Chief Financial Officer of each Obligor stating that the representations and warranties made by such Obligor to the Term Agent in the Loan Documents are true and complete as of the date of such certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both), would be an Event of Default.

3.4  Additional Documents.

Such additional instruments and documents as the Term Agent or its counsel reasonably may require or request including, without limitation, the following:

(a)   Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto shall be in full force and effect and shall be in form and substance satisfactory to Term Agent.

(b)   Certificates of Insurance.  (a) A certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, policy terms and otherwise describing the insurance obtained in accordance with this Agreement, and (b) copies of all policies evidencing such insurance, in each case in form and substance satisfactory to the Term Collateral Agent.

(c)                                  Blocked Account Agreements.

(i) Duly executed and delivered amendment to the Blocked Account Agreement by and between Bank of America, N.A., acting as Term Collateral Agent and Revolving Loan Collateral Agent, Lead Borrower and JPMorgan Chase Bank, N.A. (f/k/a Bank One, N.A.), in form and substance satisfactory to Term Collateral Agent;

(ii)  Duly executed and delivered notification to Wells Fargo Bank, N.A. with respect to the Blocked Account Agreement by and between Bank of

America, N.A., acting as Term Collateral Agent and Revolving Loan Collateral Agent, Lead Borrower and Wells Fargo Bank, N.A., in form and substance satisfactory to Term Collateral Agent; and

(iii) Subject to Section7.2(a)(i), duly executed and delivered Blocked Account Agreement by and between Bank of America, N.A., acting as Term Collateral Agent and Revolving Loan Collateral Agent, Lead Borrower and Wachovia Bank, N.A., in form and substance satisfactory to Term Collateral Agent;

(d)           Financial Projections.  Delivery of pro forma consolidated financial statements of the Borrowers, and forecasts prepared by management of the Borrowers, each in form reasonably satisfactory to the Term Agent, including balance sheets, income statements and cash flow statements, on an annual basis for the Fiscal Year ending September 30, 2007 and each year thereafter for the remaining term hereof.

(e)   Letter Agreement.  Delivery of the Letter Agreement by and between the Obligors and the Term Agents regarding the Leased Department Agreements, Marketing Partnership Agreements, Licensing Agreements and Internet Agreements, in form and substance satisfactory to the Term Administrative Agent.

(f)    Pledge Agreements.  (i)  Delivery of the Amended and Restated Pledge Agreement from Mothers Work, Inc. to the Revolving Loan Agent and Term Collateral Agent, for stock in Cave Springs, Inc. and Mothers Work Canada, Inc., in form and substance satisfactory to the Term Collateral Agent; and (ii) Delivery of the Pledge Agreement from Mothers Work Canada, Inc. to the Revolving Loan Agent and Term Collateral Agent, for up to 66% of the stock in Maternity Factory Warehouse Centre, Inc., in form and substance satisfactory to the Term Collateral Agent.

(g)   Trademark Security Agreement.  Duly executed and delivered Amended and Restated Trademark Security Agreement dated as of the Closing Date, by and between Obligors, Revolving Loan Collateral Agent, and Term Collateral Agent in form and substance reasonably satisfactory to the Term Collateral Agent.

(h)   Landlord Waiver Notifications.  Duly executed and delivered notifications to the Landlords in connection with the Collateral Access Agreements for the Domestic Distribution Centers in form and substance reasonably satisfactory to the Term Collateral Agent.

(i)    Guaranties.  Delivery of the Guaranty by Mothers Work Canada, Inc. in favor of the Term Collateral Agent and Term Administrative Agent for the benefit of the Term Lenders, in form and substance reasonably satisfactory to Term Collateral Agent.

(j)    Customs Broker Agreement Notifications.  Duly executed and delivered notifications to each of Barthco International, Jose David Gonzalez, Excel and Garden City Customs Services regarding the Customs Broker Agreement by and between each such party, respectively, Lead Borrower, and Bank of America, N.A., acting as Term Collateral Agent and

Revolving Loan Collateral Agent, each in form and substance satisfactory to Term Collateral Agent.

(k)   Title Policy.  A date-down endorsement to the existing loan policy of title insurance issued by Commonwealth Land Title Insurance Company with respect to the Mortgaged Property, subject to the exceptions set forth in the existing title policy for the Mortgaged Property and such other exceptions as may be acceptable to the Term Collateral Agent and, confirming that all real estate taxes are paid through the date of such date-down.

(l)    Mortgage Amendment.  The Term Collateral Agent, the Revolving Loan Collateral Agent, the Lead Borrower and PIDC Financing Corporation shall have recorded an amendment to the Mortgage in form and substance satisfactory to the Term Collateral Agent (the “Mortgage Amendment”) to reflect this Agreement as being secured by a third priority mortgage.

(m)  Subordination Agreement.  PIDA shall have amended its existing Subordination Agreement with Revolving Loan Collateral Agent in order to confirm the effect of the Mortgage Amendment and its relative priority of the obligations described above and to determine the Second Mortgage Cap;

(n)   Authorization/Incumbency.  Borrower shall have provided copies or originals as appropriate of the resolutions of the board of directors of the Lead Borrower, PIDA, and PIDC Financing Corporation and any other usual evidence of authority and incumbency for the Lead Borrower, PIDA, and PIDC Financing Corporation to enter into all documents related to the Mortgage Amendment and the amendment to the Subordination Agreement;

(o)   Intercreditor Agreement.  The Intercreditor Agreement with the Revolving Loan Agent and the Revolving Loan Collateral Agent, together with the Revolving Loan Agreement and all documentation required for the revolving credit facility in connection therewith, each in form and substance satisfactory to the Term Administrative Agent and the Term Collateral Agent.

(p)   Revolving Loan Documents.  The Revolving Loan Agreement and all documentation required for the revolving credit facility in connection therewith shall be in full force and effect.

3.5  Representations and Warranties.

Each of the representations made by or on behalf of the Obligors in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of the Borrowers shall be true and complete as of the date as of which such representation or warranty was made, except to the extent it specifically relates solely to an earlier date.

3.6  All Fees and Expenses Paid.

All fees due at or immediately after Closing Date and all costs and expenses incurred by the Term Agent and Term Lenders in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Term Agent and Term Lenders and including all fees under the Agent Fee Letter) shall have been paid in full.

3.7  No Borrower Default.

After giving effect to the transactions hereunder and under the Revolving Loan Agreement, no Default or Event of Default has occurred which is continuing.

3.8  No Adverse Change.

As of the Closing Date, no event shall have occurred or failed to occur, which occurrence or failure is or could have a Material Adverse Effect upon the Obligors’ financial condition when compared with such financial condition or circumstances at June 30, 2004.  As of the Closing Date, there shall not have occurred any material disruption or material adverse change in the financial or capital markets in general that has had, in the reasonable opinion of the Term Agent, a material adverse effect on the market for loan syndications, or that has materially and adversely affected the syndication of the Term Loan, and no material changes in governmental regulations or policies affecting the Obligors or their subsidiaries, the Term Agent or the Term Lenders shall have occurred.

3.9  Absence of litigation.

As of the Closing Date, no action, suit, investigation or proceeding shall be pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

3.10                        Finalization of Revolving loan facility.

Documentation providing for the revolving credit facility pursuant to the Revolving Loan Agreement in an amount not to exceed $65,000,000 (subject to increase up to $85,000,000 in the aggregate pursuant to the terms of the Revolving Loan Agreement) is finalized and acceptable to the Term Administrative Agent in all respects and is consummated on the Closing Date.

3.11                        No other Material Indebtedness.

No other material Indebtedness of the Obligors shall remain outstanding on the Closing Date other than (a) the revolving credit facility established pursuant to the Revolving Loan, (b) the notes outstanding under the Indenture Agreement, (c) other existing funded Indebtedness not to exceed $5,000,000 in the aggregate, and (d) existing letters of credit outstanding not to exceed $10,000,000 in the aggregate.

3.12                        Validity of Liens.

All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Term Collateral Agent to protect and preserve such Collateral Interests shall have been duly effected.  The Term Collateral Agent shall have received evidence thereof in form and substance satisfactory to the Term Collateral Agent.

3.13                        Rating of Term Loan Facility.

The Term Loan shall have received a rating from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and Moody’s Investors Service, Inc. of not less than B or B2.

3.14                        Documents.

No document shall be deemed delivered to the Term Agent until received and accepted by the Term Agent at its offices in Boston, Massachusetts or at such other office as any Term Agent may advise Obligors in writing.  Under no circumstances shall this Agreement take effect until executed and accepted by the Term Agent at said office.

3.15                        Conditions to Funding of Term Loan.

In addition to the conditions set forth in Sections 3.1 through 3.14 hereof, the request by the Borrowers for the Lenders to fund the Term Loan on the Draw Date (with respect to the conditions set forth in clauses (a), (b) and (c) below) or to fund any Term Loan Increase on any Term Loan Increase Date (with respect to the conditions set forth in clauses (b) and (c) below) shall be irrevocable and shall constitute certification by each Borrower that as of the date of such request and the funding of the Term Loan or any Term Loan Increase, each of the following, as applicable, is true and correct:

(a)   The Draw Conditions have been satisfied and the Draw Date shall occur on or before ninety (90) days following the Closing Date.

(b)   Each representation, not relating to a specific date, which is made herein or in any of the Loan Documents is then true and correct in all material respects as of and as if made on the date of such request (except (A) to the extent of changes resulting from transactions contemplated or permitted by this Agreement or the other Loan Documents and changes occurring in the ordinary course of business which singly or in the aggregate would not reasonably be expected to have a Material Adverse Effect and (B) to the extent that such representations and warranties expressly relate to an earlier date).

(c)   No Default or Event of Default has occurred which is continuing.

ARTICLE IV. - General Representations, Covenants and Warranties:

To induce the Term Agent and Term Lenders to establish the credit facility contemplated herein and to make loans and advances and to provide financial accommodations under this Agreement (each of which loans shall be deemed to have been made in reliance thereupon) the

Obligors, in addition to all other representations, warranties, and covenants made by the Obligors in any other Loan Document, represents, warrants, and covenants as follows:

4.1  Payment and Performance of Liabilities.

The Obligors shall pay each Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

4.2  Due Organization. Corporate Authorization. No Conflicts.

(a)   The exact name of each Obligor, as set forth in each Obligor’s organizational documents, is set forth in EXHIBIT 4.2 hereof.  Each Obligor presently is and shall hereafter remain in good standing as the type of entity indicated on EXHIBIT 4.2 hereof and be duly organized under the laws of the state of its incorporation indicated in EXHIBIT 4.2 hereof and shall hereafter remain duly qualified and in good standing in every other state in which, by reason of the nature or location of that Obligor’s assets or operation of that Borrower’s business, such qualification may be necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect.  EXHIBIT 4.2 accurately describes the corporate structure of the Obligors and any Affiliates, including the identity of shareholders holding more than 25% of the issued and outstanding stock having the right to vote, limited and general partners, or members, as the case may be.

(b)   Each Affiliate of the Obligors is listed on EXHIBIT 4.2. The Lead Borrower shall provide the Term Administrative Agent with prior written notice of any entity’s becoming or ceasing to be an Affiliate (provided, however, that with respect to any Affiliate that becomes or cease to become an Affiliate solely due to issuances or exchanges of the publicly-traded stock of the Lead Borrower, the Lead Borrower shall provide the Term Administrative Agent with written notice thereof on or before the thirtieth (30th) day of the next month thereafter).

(c)   No Obligor shall change its Fiscal Year, its state of incorporation or its taxpayer identification number without twenty-one (21) days prior written notice to Term Administrative Agent and its counsel, provided that no such change shall occur if a Default or an Event of Default has occurred and is continuing.

(d)   Each Obligor has all requisite corporate power and authority to execute and deliver all Loan Documents to which the Obligor is a party and has and will hereafter retain all requisite corporate power to perform all Liabilities.

(e)   The execution and delivery by each Obligor or by the Lead Borrower of each Loan Document on behalf of each Obligor that is a party thereto, such Obligor’s consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by such Obligor to secure the Liabilities), such Borrower’s performance under such Loan Document, the borrowings hereunder, and the use of the proceeds thereof:

(i)                                     Have been duly authorized by all necessary corporate action on the part of such Obligor;

(ii)                                  Do not, and will not, contravene in any material respect any provision of any Requirement of Law or material obligation of such Obligor; and

(iii)                               Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of such Obligor pursuant to any Requirement of Law or obligation of such Obligor, except pursuant to the Loan Documents and the Revolving Loan Agreement.

(f)    The Loan Documents have been duly executed and delivered by the Lead Borrower and the other Borrowers or by the Lead Borrower on behalf of itself and the other Borrowers and by the Guarantor, as the case may be and are the legal, valid and binding obligations of the Obligors, enforceable against the Obligors in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3  Trade Names.

(a)   EXHIBIT 4.3 is a listing of:

(i)                                     All names under which each Obligor has conducted its business within the past five (5) years, and

(ii)                                  All entities and/or persons with whom each Obligor ever consolidated or merged within the past five (5) years, or from whom each Obligor ever acquired in a single transaction or in a series of related transactions substantially all of such entity’s or Person’s assets within the past five (5) years.

(b)   The Lead Borrower will provide the Term Administrative Agent with not less than twenty-one (21) days prior written notice (with reasonable particularity) of any change to any Obligor’s name from that under which such Obligor is conducting its business at the execution of this Agreement and such Obligor will not effect such change if a Default or Event of Default has occurred and is continuing.

4.4  Infrastructure.

(a)   The Obligors have and will maintain a sufficient infrastructure to conduct their business as presently conducted and as contemplated to be conducted as described in the Business Plan.

(b)   Each Obligor owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the

Obligors’ conduct of the Obligors’ business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)   The conduct by the Obligors of the Obligors’ business does not presently infringe (nor will the Obligors conduct their business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person, except where the infringement could not reasonably be expected to have a Material Adverse Effect.

4.5  GUARANTOR.

The Guarantor will not conduct any business in the United States or hold any assets in the United States, other than (i) holding the leases for certain stores in Canada that sell the Borrowers’ inventory; and (ii) holding assets in the corporate headquarters portion of the Headquarters Facility.

4.6  Locations.

(a)   The Collateral, and the books, records, and papers of the Obligors pertaining thereto, are kept and maintained solely at the Obligors’ chief executive offices and those locations which are listed on EXHIBIT 4.6(a), which includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that the Obligors own the subject location) and of all service bureaus with which any such records are maintained.  The Obligors shall supplement EXHIBIT 4.6(a) on a monthly basis after the date hereof to reflect any Permitted Store Openings/Closings, additional Domestic Distribution Centers (for which prior notice has been given pursuant to the definition thereof), or new chief executive offices.

(b)   The Obligors shall not remove any of the Collateral from such chief executive office or those locations listed on EXHIBIT 4.6(a) except to:

(i)                                     accomplish the Costa Rican Transaction;

(ii)                                  accomplish sales of Inventory in the ordinary course of business;

(iii)                               move Inventory from one such location to another such location;

(iv)                              utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles); or

(v)                                 move Inventory from one store to another store in connection with Permitted Store Openings/Closings.

(c)   The Borrowers shall use their reasonable efforts to provide the Term Collateral Agent with Landlord Waivers or subordinations, in substantially the form annexed hereto as EXHIBIT 4.6(c) for each of the Borrowers’ locations in any of the Landlord States or the chief executive office (if it is not located in the Headquarters Facility) or any new Domestic Distribution Center.

(d)   The Borrowers will not:

(i)                                     Execute, alter, modify, or amend any Lease for the Headquarters Facility or the Domestic Distribution Facilities, unless such alteration, modification or amendment is for more economically favorable terms for the Borrowers.

(ii)                                  Commit to, or open or close any location at which the Borrowers maintains, offers for sales, or stores any of the Collateral, except that (A) the Borrowers may open or close, in their business judgment, locations within department or specialty stores or other locations in which a Borrower leases or licenses a portion of the space in such store; and (B) the Borrowers may: (I) open, during any Fiscal Year, new stores in an amount not to exceed twenty percent (20%) of the number of stores (other than locations within department or specialty stores or other locations in which a Borrower leases or licenses a portion of the space in such store) existing as of the first day of such Fiscal Year (including stores that have closed since such first day), and (II) close, during any Fiscal Year, stores in an amount not to exceed twenty percent (20%) of the number of stores (other than locations within department or specialty stores or other locations in which a Borrower leases or licenses a portion of the space in such store) existing as of the first day of such Fiscal Year (not including stores that have opened since such first day) (“Permitted Store Openings/Closings”).

(e)   No tangible personal property of the Borrowers is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment, except (i) as otherwise disclosed pursuant to, or permitted by, this Section 4.6, (ii) for Inventory located in department or specialty stores or other locations in which a Borrower leases or licenses a portion of the space in such store; (iii) for goods in control of a customs broker, which has entered into a Customs Brokers Agreement, (iv) for work-in-progress at contractors (whether or not in the United States), and (v) any raw materials at contractors (whether or not in the United States), finished goods out for re-working, and goods in transit.

4.7  Title To Assets.

(a)   The Obligors are, and shall hereafter remain, the owners of the Collateral free and clear of all Encumbrances other than Encumbrances or exceptions to ownership listed on EXHIBIT 4.7(a) and other Permitted Encumbrances. The Obligors do not and shall not have possession of any property on consignment to the Obligors.

(b)   The Obligors shall not acquire or obtain the right to use any Equipment in which Equipment any third party has an interest (notwithstanding that the acquisition or right to use of such Equipment is otherwise permitted by this Agreement), except for:

(i)                                     Equipment which is merely incidental to the conduct of the Obligors’ business.

(ii)                                  Equipment subject to (a) Capital Leases or purchase money security interests comprised in each case of Permitted Encumbrances; and (b) operating leases.

(c)   The Obligors do not have any goods, documents of title or other Collateral in the custody, control, or possession of a third party, except as set forth in EXHIBIT 4.7(d) and except for goods located in the United States in transit to a location of the Borrowers permitted herein or in the ordinary course of business of the Obligors in the possession of the carrier transporting such goods.  In the event that any goods, documents of the title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in EXHIBIT 4.7(d) or such carriers, Obligors shall promptly notify the Term Collateral Agent thereof in writing.  Promptly upon Term Collateral Agent’s request, the Obligors shall deliver to the Term Agent a collateral access agreement, in form and substance acceptable to the Term Collateral Agent in its sole discretion, duly authorized, executed and delivered by such person and Borrowers.

(d)   EXHIBIT 4.7(d) is a schedule of all customs brokers employed by the Obligors for the transport of goods in the ordinary course of the business of the Obligors.  The Obligors shall not employ any other customs brokers unless (i) the Obligors have provided the Term Collateral Agent with thirty (30) days prior notice thereof and (ii) such customs broker has executed and delivered to the Term Collateral Agent a Customs Broker Agreement.  The Term Collateral Agent shall not give notice to any of the Obligors’ customs brokers to follow the instructions of the Term Collateral Agent as provided in any Customs Brokers Agreement except upon or following the occurrence and during the continuance of an Event of Default and in accordance with the Intercreditor Agreement.

4.8  Indebtedness.

(a)   The Obligors do not and shall not hereafter have any Indebtedness with the exceptions of:

(i)                                     The Term Loan;

(ii)                                  Any Indebtedness pursuant to the Revolving Loan Agreement;

(iii)                               The Indebtedness (if any) listed on EXHIBIT 4.8, annexed hereto;

(iv)                              Indebtedness for Equipment or Real Estate secured by purchase money security interests or purchase money liens that are Permitted Encumbrances;

(v)                                 Capital Leases that are Permitted Encumbrances for the acquisition of Equipment or Real Estate;

(vi)                              unsecured Indebtedness up to the aggregate amount of $75,000,000, provided that the Borrowers shall deliver a certificate to the Term Administrative Agent demonstrating that upon the incurrence of such Indebtedness, the Borrowers shall be in pro forma compliance with Section 5.10 hereof;

(vii)                           Indebtedness of Guarantor to Borrowers up to the amount equal to Fifteen Million Dollars ($15,000,000) less the amount of any capital contributions or other investments by Borrowers to Guarantor or its Subsidiaries made after the date hereof, in the aggregate;

(viii)                        Indebtedness to finance the construction of an addition or additions to the Headquarters Facility or additional buildings on the Headquarters Facility premises or to acquire fixtures for the Headquarters Facility to the extent secured by Permitted Encumbrances described in clause (j) of the definition thereof;

(ix)                                Indebtedness secured by Permitted Encumbrances described in clauses (h), (i) and (j) of the definition thereof; provided that in connection with the incurrence of any Indebtedness permitted under this clause (ix) to finance the acquisition of any Acquired Real Property, the Lead Borrower will use its commercially reasonable best efforts to cause a Mortgage on such Acquired Real Property (in the event that such Acquired Real Property has a fair market value in excess of $2,500,000) to be granted in favor of the Term Collateral Agent, it being understood that any such Mortgage granted to the Term Collateral Agent may be subordinate to any existing or new mortgage or other lien assumed or granted in connection with such acquisition by the Obligors of such Acquired Real Property; and provided further that any such Indebtedness incurred pursuant to this clause (ix), together with all Indebtedness incurred pursuant to clause (x) below in excess of $2,500,000, shall not exceed $20,000,000 in the aggregate;

(x)                                   Indebtedness incurred to finance all or any part of the cost of acquiring and the making of improvements to the Acquired Real Property consisting of the facility located at the Philadelphia Naval Business Center secured by Permitted Encumbrances described in clauses (h), (i) and (j) of the definition thereof; provided that in connection with the incurrence of any Indebtedness permitted under this clause (x) to finance the acquisition of such Acquired

Real Property, the Lead Borrower will use its commercially reasonable best efforts to cause a Mortgage on such Acquired Real Property (in the event that such Acquired Real Property has a fair market value in excess of $2,500,000) to be granted in favor of the Term Collateral Agent, it being understood that any such Mortgage granted to the Term Collateral Agent may be subordinate to any existing or new mortgage or other lien assumed or granted in connection with such acquisition by the Obligors of such Acquired Real Property; and provided further that any such Indebtedness incurred pursuant to this clause (x) in excess of $2,500,000, together with all Indebtedness incurred pursuant to clause (ix) above, shall not exceed $20,000,000 in the aggregate;

(xi)                                Indebtedness in an amount not to exceed $800,000 related to the redemption of the Series A Preferred Stock;

(xii)                             Indebtedness on account of the Special Purpose Credit; and

(xiii)                          Any Indebtedness between any of the Borrowers.

(b)   The Obligors shall not permit more than 25% of that portion of the aggregate of their Indebtedness for the purchase of goods or services which is not the subject of a good faith dispute to remain unpaid more than 30 days beyond then current trade terms provided to the subject Borrower by the supplier of such goods and services.

(c)           The Obligors shall not prepay other Indebtedness other than (i) the Liabilities, (ii) prepayments permitted under the Revolving Loan Agreement (as in effect on the date hereof), (iii) prepayments with respect to Liquidation of the Collateral, (iv) prepayments of Indebtedness pursuant to Section 4.8(a)(xi) above, and (v) so long as Default or Event of Default has occurred and is continuing at the time of such payment, and such payments are not prohibited by the terms of any applicable subordination agreement or intercreditor agreement, other prepayments that, together with all other payments made under this Section 4.8(c) (v) and Section 4.20(b) (iii) after the Closing Date, do not exceed the Permitted Payments Amount.

(d)           Except for prepayments permitted under Section 4.8(c), the Borrowers shall not make any payment of any part or all of any Subordinated Debt, or take any other action or omit to take any other action in respect of any Subordinated Debt in contravention of the written terms of any instrument evidencing such Subordinated Debt, or enter into any agreement (written or oral) which could in any way be considered to amend, modify or terminate any instrument or agreement evidencing or relating to Subordinated Debt.

4.9  INSURANCE.

(a)   EXHIBIT 4.9, is a schedule of all insurance policies owned by the Obligors or under which the Obligors are the named insured.  Each of such policies is in full force and effect.  The Obligors are not in material default or violation of any such policy and, to the Obligors’ knowledge, no issuer is in material default or violation of any such policy.

(b)   The Obligors shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, and for such periods customary for entities in similar industries and in similar locations as Obligors, and written by such companies as may be reasonably satisfactory to the Term Agent.

(c)   All insurance carried by the Obligors shall provide for a minimum of thirty (30) days’ written notice of cancellation to the Term Collateral Agent and all such insurance which covers the Collateral shall include an endorsement in favor of the Term Collateral Agent that is reasonably acceptable to the Term Collateral Agent.

(d)   The coverage reflected on EXHIBIT 4.9 presently satisfies the foregoing requirements, it being recognized by the Obligors, however, that such requirements may change hereafter to reflect changing circumstances.

(e)   The Obligors shall furnish the Term Agent from time to time with certificates or other evidence reasonably satisfactory to the Term Agent regarding compliance by the Borrowers with the foregoing requirements.

(f)    In the event of the failure by the Obligors to maintain insurance as required herein, the Term Collateral Agent, at its option, may obtain such insurance, provided, however, the Term Collateral Agent’s obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Obligors’ failure to have maintained such insurance.

(g)   The Lead Borrower shall advise the Term Collateral Agent of each claim in excess of $1,000,000 (or, following the occurrence and during the continuance of an Event of Default, $100,000) made by any Obligor under any policy of insurance which covers the Collateral and will permit the Term Collateral Agent, at the Term Collateral Agent’s option in each instance, to the exclusion of the Obligors, to conduct the adjustment of each such claim in excess of such amounts (and, at the Term Collateral Agent’s option in each instance, of all claims following the occurrence of any Event of Default).  Upon and following the occurrence and during the continuation of an Event of Default, the Obligors hereby appoint the Term Collateral Agent as the Obligors’ attorney in fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Term Collateral Agent any and all drafts and other instruments with respect to such insurance.  The within appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Term Collateral Agent. The Term Agent shall not be liable on account of any exercise pursuant to said power except where there has been a final judicial determination (in a proceeding in which the Term Agent had an opportunity to be heard) that such exercise was conducted in a grossly negligent manner or in willful misconduct.  The Term Administrative Agent shall apply any proceeds of such insurance against the Liabilities as set forth in Section 2.6 hereof.

4.10                        Licenses; Material Contracts.

EXHIBIT 4.10 is a schedule of all presently effective material agreements and licenses, distributorships, franchises, and similar agreements, copies of which have previously been delivered (in final, executed form, subject to such exceptions as are satisfactory to the Term Administrative Agent) to the Term Administrative Agent.  Each agreement, license, distributorship, franchise, and similar agreement issued to the Obligor, or to which the Obligor is a party is in full force and effect in each case except those the failure of which to be in full force and effect do not have a Material Adverse Effect.  No party to any such license or agreement is in default or violation thereof in each case except those the default or violation of which do not have a Material Adverse Effect. The Obligors have not received any notice or threat of cancellation of any such license or agreement.

4.11                        Leases.

EXHIBIT 4.11 is a schedule of all presently effective Capital Leases and includes a list of all other presently effective Leases.  Each of such Leases and Capital Leases is in full force and effect.  No party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease and none of the Obligors have received any notice or threat of cancellation of any such Lease or Capital Lease which in any such case could reasonably be expected to have a Material Adverse Effect.  After the occurrence and during the continuance of an Event of Default, the Obligors hereby authorize the Term Agent at any time and from time to time to contact any of the Obligors’ landlords in order to confirm the continued compliance by any Obligor with the terms and conditions of the Lease(s) between such Borrower and that landlord and to discuss such issues, concerning such Obligor’s occupancy under such Lease(s), as the Term Agent may reasonably determine.

4.12                        Requirements of Law.

The Obligors are in compliance with, and shall hereafter comply with and use their respective assets in compliance with, all Requirements of Law except where the failure of such compliance will not have a Material Adverse Effect.  No Obligor has received any notice of any violation of any Requirement of Law (other than of a violation which has no Material Adverse Effect, or any such violations that have been cured or otherwise remedied).

4.13                        Labor Relations.

(a)   No Obligor has been and is presently a party to any collective bargaining or other labor contract.

(b)   There is not presently pending and, to the Obligors’ knowledge, there is not threatened any of the following:

(i)                                     Any strike, slowdown, picketing, work stoppage, or employee grievance process;

(ii)                                  Any proceeding against or affecting any Obligor relating to the alleged violation of any Requirement of Law pertaining to labor relations or National Labor Relations Board, the Equal

Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting any Obligor, which, if determined adversely to such Obligor could not have a Material Adverse Effect;

(iii)                               Any lockout of any employees by any Obligor, (and no such action is contemplated by any Obligor); or

(iv)                              Any application for the certification of a collective bargaining agent.

(c)   No work stoppage or other labor dispute exists, and, to Obligors’ knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

(d)   Each Obligor:

(i)                                     (A) Has complied in all material respects with all Requirements of Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, and occupational safety and health, except such noncompliance which would not reasonably be expected to have a Material Adverse Effect; and (B) has complied in all material respects with all Requirements of Law relating to collective bargaining, the payment of social security and similar taxes, and plant closing.

(ii)                                  Is not liable for the payment of more than a de minimus amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for such Obligor’s failure to comply with any Requirement of Law referenced in Section 4.12.

4.14                        Maintain Properties.

Each Obligor shall:

(a)   Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted);

(b)   Not suffer or cause the waste or destruction of any material part of the Collateral;

(c)   Not use any of the Collateral in material violation of any policy of insurance thereon; and

(d)   Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

(i)                                     The Costa Rican Transaction;

(ii)                                  The sale of Inventory in compliance with this Agreement;

(iii)                               The disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of such Borrower;

(iv)                              The turning over to the Revolving Loan Agent of all Receipts as provided in the Revolving Loan Agreement; and

(v)                                 The sale, lease, or disposition of Collateral in connection with the movement of Inventory from one store to another store in connection with Permitted Store Openings/Closings.

4.15                        Taxes.

(a)   Each Obligor has filed, or caused to be filed, in a timely manner all Federal, state and other material tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Obligor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, which, if unpaid, would result in a material Encumbrance on any of its properties or assets, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves in conformity with GAAP have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

(b)   No agreement is extant which waives or extends any statute of limitations applicable to the right of the Internal Revenue Service or any state taxing authority to assert a deficiency or make any other claim for or in respect to any Federal or state taxes.  No issue has been raised in any such examination which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any Fiscal Year open for examination, assessment, or claim by any Federal or state or local taxing authority.

(c)   Except as disclosed on EXHIBIT 4.15, there are no examinations of or with respect to the Obligors presently being conducted by the Internal Revenue Service or any other taxing authority.

(d)   The Obligors have, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against any Obligor or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of any Obligor or by any governmental authority (other than taxes and charges being contested in good faith and for which adequate reserves have been established); properly exercise any trust responsibilities imposed upon the Obligors by reason of withholding from employees’ pay or by reason of the Obligors’ receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Obligors; and timely file all tax and other returns and other reports with each governmental authority to whom the Obligors are obligated to so file, except in those cases where extensions have been granted or are permitted of which the Obligors have given the Term Administrative Agent written notice.

(e)   At its option, the Term Agent may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Obligors or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of the Obligors’ Employee Benefit Plan as the Term Agent, in the Term Agent’s discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Term Agent’s making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Obligors’ failure to have made such payment.

4.16                        No Margin Stock or Securities.

The Obligors are not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States).  No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4.17                        ERISA.

Neither the Obligors nor any ERISA Affiliate ever has or hereafter shall:

(a)   Violated or shall violate or failed or shall fail to be in material compliance with the Employee Benefit Plan maintained by the Obligors;

(b)   Except as set forth in EXHIBIT 4.17, failed or shall fail timely to file all reports and filings required by ERISA to be filed by the Borrowers;

(c)   Engaged or shall engage in any “prohibited transactions” or “reportable events” (respectively as described in ERISA);

(d)   Engaged or shall engage in, or committed or shall commit, any act such that a tax or penalty could be imposed upon the Obligors on account thereof pursuant to ERISA;

(e)   Accumulated or shall accumulate any material funding deficiency within the meaning of ERISA;

(f)    Terminated or shall terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Obligors on account thereof pursuant to ERISA; or

(g)   Been a member of or shall be a member of, contributed to or shall contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

4.18                        Hazardous Materials and Environmental Compliance.

(a)   The Obligors have never:

(i)                                     Been legally responsible for any release or threat of release of any Hazardous Material; or

(ii)                                  Received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Borrowers and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

(b)   The Obligors shall:

(i)                                     Dispose of any Hazardous Material only in compliance with all Environmental Laws; and

(ii)                                  Not store on any site or vessel occupied or operated by the Obligors and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Obligors’ business and is in compliance with all Environmental Laws.

(c)   The Lead Borrower shall provide the Term Administrative Agent with written notice upon obtaining knowledge of any expense or loss incurred by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss the Borrowers may be liable.

(d)  The Borrowers have taken all necessary steps to investigate the past and present condition and usage of the Headquarters Facility and the Domestic Distribution Facilities and the operations conducted thereon and, based upon such diligent investigation, have determined that:

(i)                                     none of the Borrowers, their Subsidiaries or any operator of the Headquarters Facility and the Domestic Distribution Facilities or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the environment or a Material Adverse Effect, provided that for operators or operation prior to the time that Borrowers owned or operated such real estate, said representation shall be limited to Borrower’s knowledge;

(ii)                                  neither the Borrowers nor any of their Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (A) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrowers or any of their Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(iii)                               except as set forth on EXHIBIT 4.18 attached hereto: (A) no portion of the Headquarters Facility and the Domestic Distribution Facilities has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Headquarters Facility and the Domestic Distribution Facilities; (B) in the course of any activities conducted by the Borrowers, their Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Headquarters Facility  and the Domestic Distribution Facilities  except in accordance with applicable Environmental Laws; (C) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrowers or their Subsidiaries, which releases would have a material adverse effect on the value of any of the Headquarters Facility and the Domestic Distribution Facilities  or adjacent properties or the environment; (iv) to the best of the Borrowers’ knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Headquarters Facility and the Domestic Distribution Facilities which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Headquarters Facility and the Domestic Distribution Facilities; and (v) in addition, any Hazardous Substances that have been generated on any of the Headquarters Facility and the Domestic Distribution Facilities  have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers’ knowledge, operating in compliance with such permits and applicable Environmental Laws provided that for purposes of this clause (iii), representations relating to real property for a period prior to the operation or occupation by Borrowers shall be to Borrowers’ knowledge; and

(iv)                              none of the Borrowers and their Subsidiaries, any Mortgaged Property or the Headquarters Facility and the Domestic Distribution Facilities  is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any

Mortgage or to the effectiveness of any other transactions contemplated hereby.

4.19                        Litigation.

As of the Closing Date, except as described in EXHIBIT 4.19 there is not presently pending or threatened by or against any Obligor any suit, action, proceeding, or investigation which, if determined adversely to such Obligor, would have a Material Adverse Effect.

4.20                        Dividends; Investments; Corporate Action.

(a)   The Obligors shall not:

(i)  Pay any cash dividend or make any other distribution in respect of any class of the Obligors’ capital stock (except as permitted in Section 4.20(b));

(ii)  Redeem, retire, purchase, or acquire any Obligor’s capital stock or Securities, except as permitted under Section 4.20(b), and, in any event, unless such stock repurchases are approved by the Lead Borrower’s Board of Directors and be no be less favorable to the Borrowers than those which would have been charged and imposed in an arms length transaction;

(iii)  Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity (except (A) in Eligible Liquid Collateral, (B) investments (including, without limitation, capital contributions and loans) to Guarantor or its Subsidiaries, in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) (without duplication of the advances permitted under Section 4.21(e) hereof) in the aggregate after the Closing Date; (C) as permitted in Section 4.20(c); (D) so long as there has not occurred a Default or an Event of Default, and no Default or Event of Default would result therefrom, contributions to one or more Approved Security-Free SERPS or the related Security-Free Rabbi Trusts in the amount of not more than $4,000,000 per annum, and not more than $10,000,000 in the aggregate, and subject to delivery of a certificate to the Term Administrative Agent demonstrating pro forma compliance with Section 5.10 hereof upon and following the making of such contributions); (E) investments of assets permitted to be contributed to any Approved Security-Free SERP or related Security-Free Rabbi Trust hereunder; and (F) fixed income instruments or fixed income equity securities, in each case rated A- or better by a rating agency acceptable to the Term Administrative Agent, with intermediate to perpetual maturities that (i) are structured with frequent short-term auction periods of the type described in EXHIBIT 4.20 and that meet the qualifications with respect thereto as set forth therein; and (ii) are subject to the first-priority security interest in favor of the Term Collateral Agent pursuant to Section 8.3(d) (ii) and  a security interest in favor of the Revolving Loan Collateral Agent;

(iv)  Merge or consolidate or be merged or consolidated with or into any other corporation or other entity (except as permitted in Section 4.20(c));

(v)  Consolidate any of the Obligors’ operations with those of any other corporation or other entity (other than with any other present or future Obligor) (except as part of a Permitted Acquisition or Permitted Creation);

(vi)  Organize any Subsidiary (except as permitted in Section 4.20(c)), or create any Subsidiary, except pursuant to a Permitted Creation;

(vii)  Subordinate any debts or obligations owed to the Obligors by any third party to any other debts owed by such third party to any other Person;

(viii)  Acquire any assets other than in the ordinary course and conduct of the Obligors’ business as conducted at the execution of this Agreement (except as permitted in Section 4.20(c)); or

(ix)  Make any Loans except as permitted in Section 4.21.

(b)   (i) Borrowers may make dividends, distributions and common stock buybacks in an amount not to exceed $10,000,000 in the aggregate per annum provided that (A) no Default or Event of Default has occurred which is continuing at the time of such dividend, distribution, or buyback, and (B) subject to delivery of a certificate to the Term Administrative Agent demonstrating pro forma compliance with Section 5.10 hereof upon the making of such dividend, distribution or common stock buyback, (ii)  Borrowers may repurchase capital stock held by officers, directors, and employees in an amount not to exceed $5,000,000 in the aggregate per annum provided that such purchase is approved by the Lead Borrower’s Board of Directors and conducted on an arm’s length basis and subject to delivery of a certificate to the Term Administrative Agent demonstrating pro forma compliance with Section 5.10 hereof upon such repurchase, and (iii) Borrowers may make other payments otherwise prohibited by Section 4.20(a) in an amount, when taken together with all payments made under Section 4.8(c) (v) and this Section 4.20(b) (iii) after the Closing Date, do not exceed the Permitted Payments Amount.

(c)   So long as there is no Default or Event of Default that has occurred or would occur as a result thereof, the Borrowers may make Permitted Acquisitions and Permitted Creations, provided, that, the aggregate amount of consideration for all Permitted Acquisitions and Permitted Creations (including all Indebtedness incurred, repaid or assumed in connection with all acquisitions occurring after the Closing Date and net of cash and cash equivalents acquired), cash paid, and capital stock issued or expended in respect of all such acquisitions after the Closing Date shall not exceed $75,000,000 (exclusive of any consideration delivered to another Borrower, whether such Borrower is now a Borrower or becomes a Borrower prior to delivery of such consideration (whether in the form of cash of capital stock)) in the aggregate following the Closing Date; and provided further that the Consolidated Leverage Ratio at the time of any Permitted Acquisition or Permitted Creation and after giving effect to such Permitted Acquisition or Permitted Creation pursuant to this Section 4.20(c), does not and shall not exceed (x) the required Consolidated Leverage Ratio as applicable for such period as set forth in Section 5.10, less 0.25 (e.g., if such Permitted Acquisition or Permitted Creation occurred during the fiscal quarter ending March 30, 2009, the Consolidated Leverage Ratio at the time of  such

Permitted Acquisition or Permitted Creation and after giving effect to such Permitted Acquisition or Permitted Creation shall not exceed 3.25:1.00).

4.21                        Loans.

The Obligors shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

(a)   Advance payments made to the Obligors’ suppliers in the ordinary course; and

(b)   Advances to the Obligors’ officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Obligors, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Obligors.

(c)   Additional advances to the Obligors’ employees approved by the Chief Financial Officer, in an amount not more than $1,000,000 in the aggregate.

(d)   Advances from a Borrower to another Borrower.

(e)   Advances to Guarantors and their Subsidiaries, in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) (without duplication of the investments permitted under Section 4.20(a) (iii)(B)).

4.22                        Protection of Assets.

The Term Agent may in its discretion from time to time, discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Term Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral.  The Term Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Term Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Term Agent had acted in actual bad faith or in a grossly negligent manner.  The Borrowers shall pay to the Term Administrative Agent, on demand, all amounts paid or incurred by the Term Agent pursuant to this Section 4.22.  The obligation of the Borrowers to pay such amounts is a Liability.

4.23                        Line of Business.

The Obligors shall not engage in any business other than the business in which they are currently engaged or a business reasonably related thereto or such other lines of business as may be consented to by Term Administrative Agent.

4.24                        Affiliate Transactions.

The Obligors shall not make any payment, nor give any value to any Affiliate except for goods and services actually purchased by the Obligors from, or sold by the Borrowers to, such Affiliate for a price and on terms which shall be no be less favorable to the Borrowers than those which would have been charged and imposed in an arms length transaction, other than investments permitted under Section 4.20(a) (iii) and dividends, distributions, stock buybacks and repurchases permitted under Section 4.20(b).

4.25                        Further Assurances.

(a)   Other than property and assets in Canada and as otherwise provided in this Agreement, the Obligors are not the owner of, nor have they any interest in, any property or asset in which a Collateral Interest is required to be granted hereunder which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article III) will not be subject to perfected Collateral Interests in favor of the Term Collateral Agent (subject only to Permitted Encumbrances) to secure the Liabilities.

(b)   The Obligors will not hereafter acquire any asset or any interest in property in which a Collateral Interest is required to be granted hereunder which is not, immediately upon such acquisition, subject to such a perfected Collateral Interest in favor of the Term Collateral Agent (subject only to Permitted Encumbrances) to secure the Liabilities.

(c)   The Obligors shall execute and deliver to the Term Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Term Agent may reasonably request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Term Agent’s Collateral Interests in the Collateral; and to comply with all applicable statutes and laws; and facilitate the collection of the Receivables Collateral.  The Obligors shall execute all such instruments as may be reasonably required by the Term Agent with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

(d)   The Obligors hereby designate the Term Agent as and for the  Obligors’ true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Term Agent’s Collateral Interests in the Collateral.

(e)   A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4.25 shall be sufficient for filing to perfect the security interests granted herein.

4.26                        Adequacy OF Disclosure.

(a)   All financial statements furnished to the Term Agent or the Term Lenders by the Obligors have been prepared in accordance with GAAP consistently applied and present fairly the consolidated condition of the Obligors at the date(s) thereof and the consolidated results of operations and cash flows of the Obligors for the period(s) covered subject, in the case of interim financials, to normal year end adjustments.  As of the Closing Date, there has been no change in the financial condition, results of operations, or cash flows of the Obligors since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

(b)   The Obligors do not have any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Obligors’ most recent consolidated financial statements furnished to the Term Agent or the Term Lenders prior to the execution of this Agreement which would have a Material Adverse Effect.

(c)   No document, instrument, agreement, or paper now or hereafter given the Term Agent or the Term Lenders by or on behalf of the Obligors or any guarantor of the Liabilities in connection with the execution of this Agreement by the Term Agent or Term Lenders contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.  There is no fact known to the Borrowers which has, or which, in the foreseeable future could have, a Material Adverse Effect on the financial condition of the Obligors or any such guarantor which has not been disclosed in writing to the Term Agent or Term Lenders.

4.27                        No Restrictions on Liabilities.

No Obligor shall enter into or become subject to, directly or indirectly, any agreement (other than the Indenture Agreement, as in effect as of the date hereof and without giving effect to any subsequent amendment, modification, replacement or substitution thereof) prohibiting or restricting (other than with respect to Permitted Encumbrances), in any manner (including, without limitation, by way of covenant, representation, or event of default) any of the following:

(a)   The granting of Collateral Interests in favor of the Term Agent on any asset of any Obligor; or

(b)   The incurrence of any of the Liabilities.

4.28                        Other Covenants.

No Obligor shall indirectly do or cause to be done any act which, if done directly by such Obligor or Obligors, would breach any covenant contained in this Agreement (excluding any covenant or representation and warranty made solely as of the Closing Date).

ARTICLE V. - Financial Reporting and Performance Covenants:

5.1  Maintain Records.

The Obligors shall:

(a)   At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Obligors’ transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Obligors at the close of, and its results of operations for, the periods in question.

(b)   Timely provide the Term Agent with those financial reports, statements, and schedules required by this Article V or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Obligors at the close of, and its results of operations for, the period(s) covered therein.

(c)   At all times, retain independent certified public accountants who are reasonably satisfactory to the Term Administrative Agent and instruct such accountants to fully cooperate with, and be available to, the Term Administrative Agent to discuss the Obligors’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Term Administrative Agent.

(d)   Not change their respective Fiscal Years, tax identification numbers, or state of incorporation, except as set forth herein.

5.2  Access to Records.

(a)   The Obligors shall accord the Term Agent and the Term Agent’s representatives access from time to time as the Term Agent and such representatives may require to all properties owned by or over which any Obligor has control.  The Term Agent and such representatives shall have the right, and the Obligors will permit the Term Agent and the Term Agent’s representatives from time to time (upon prior notice and during normal business hours, if prior to the occurrence and continuance of a Default or Event of Default) as Term Agent and such representatives may request, to examine, inspect, copy, and make extracts from any and all of the Obligors’ books, records, electronically stored data, papers, and files; provided that the Term Agent agrees that it shall exercise such rights only in the event that the results of any such examination of such books and records are not delivered to the Term Agent by the Revolving Loan Agent in accordance with the terms of the Intercreditor Agreement.  The Obligors shall make all of the Obligors’ copying facilities available to the Term Agent and the Term Agent’s representatives.

(b)   The Obligors hereby authorize the Term Agent and the Term Agent’s representatives to:

(i)                                     Subject to Section 14.24, inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Obligors, whether maintained by Obligors or by any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person who maintains such information for the Obligor fully to cooperate with the Term Agent and the Term Agent’s representatives with respect thereto.

(ii)                                  Verify at any time the Collateral or any portion thereof, including upon and following the occurrence and during the continuance of any Default or Event of Default: verification with Account Debtors, and/or with the Borrowers’ computer billing companies, collection agencies, and accountants and to sign the name of the Obligors on any notice to the Obligors’ Account Debtors or verification of the Collateral.

5.3                               Immediate Notice to Term Agent.

(a)   The Lead Borrower shall provide the Term Administrative Agent and Term Collateral Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i)                                     Any change in the Authorized Officers.

(ii)                                  The completion of any physical count of all or a material portion of the Obligor’s Inventory (together with a copy of the results thereof certified by the Lead Borrower).

(iii)                               Any cessation by the Obligors of their making payment to their creditors generally as the Obligors’ debts become due.

(iv)                              Any failure by the Obligors to pay rent at any forty or more of the Borrowers’ locations, which failure continues for more than ten (10) days following the last day on which such rent was payable.

(v)                                 Any material adverse change in the business, operations, or financial affairs of the Obligors.

(vi)                              The existence of any Default or Event of Default.

(vii)                           Any decision on the part of any Obligor to discharge the Obligors’ present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

(viii)                        Any litigation which, if determined adversely to the Obligors, could be reasonably expected to have a Material Adverse Effect.

(ix)                                Any violation of any Environmental Law that the Obligors or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority.

(b)   The Lead Borrower shall:

(i)                                     Provide the Term Administrative Agent, when so distributed, with copies of any materials distributed to the shareholders of any Obligor (qua such shareholders).

(ii)                                  Provide the Term Administrative Agent, when received by the Obligors, with a copy of any management letter or similar communications from any accountant of the Obligors.

5.4  Weekly and Monthly Reports.

(a)   Upon the request of the Term Collateral Agent, the Lead Borrower shall provide the Term Collateral Agent with copies of any weekly or monthly reports provided to the Revolving Loan Agent as reasonably requested by the Term Collateral Agent.

(b)   Monthly, the Lead Borrower shall provide the Term Collateral Agent with original counterparts of the following (each in such form as the Term Collateral Agent from time to time may specify), within thirty (30) days of the end of the previous month:

(i)                                     The Officer’s Compliance Certificate described in Section 5.7.

(ii)                                  An internally prepared financial statement of the Borrowers’ financial condition and the results of its operations for, the period ending with the end of the subject month, which financial statement shall include, at a minimum, a consolidated balance sheet, income statement, cash flow and  comparison to the Business Plan, which statement shall be certified by the Lead Borrower’s chief financial officer or chief operating officer as fairly presenting the financial position of the Borrowers in accordance with GAAP (subject to year-end audit adjustments).

(iii)                               Upon request of the Term Administrative Agent, copies of any new agreements relating to (i) leasing of a customer list, (ii) marketing services, or (iii) leased department relationships in which a Borrower leases or licenses a portion of the space in a store, together with any amendments of any such existing agreements since the date of the previous report.

5.5  Quarterly Reports.

Quarterly, within forty five (45) days following the end of each of the Borrower’s first three fiscal quarters, the Borrowers shall provide the Term Agent with an original counterpart of a management prepared financial statement of the Borrowers for the period from the beginning of the Borrowers’ then current Fiscal Year through the end of the subject quarter, with comparative information for the same period of the previous Fiscal Year, which statement shall include, at a minimum, a consolidated  balance sheet, income statement (if requested, on a company specific and on a “consolidating” basis) and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan.

5.6  Annual Reports.

(a)   Annually, within 90 days following the end of the Borrowers’ Fiscal Year, the Lead Borrower shall furnish the Term Agent with the following:

(i)                                     Borrowers’ consolidated annual financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, the Borrowers’ independent certified public accountants (i.e. said statement shall be “certified” by such accountants) and shall include, at a minimum (with comparative information for the then prior Fiscal Year) a balance sheet, income statement, statement of changes in shareholders’ equity, and cash flows; and

(ii)                                  The Officer’s Compliance Certificate described in Section 5.7.

(b)   Each annual statement shall be accompanied by such accountant’s certificate indicating that, in conducting the audit for such annual statement, nothing came to the attention of such accountants to believe that any Default or Event of Default relating to the financial performance covenants imposed pursuant to Section 5.10 had occurred during the subject Fiscal Year (or if one or more had occurred, the facts and circumstances thereof).

5.7  Officers’ Certificates.

(a)   The Lead Borrower shall cause its Authorized Officer to certify, in the form attached hereto as EXHIBIT 5.7 (the “Officer’s Compliance Certificate”) in connection with those monthly, quarterly and annual statements to be furnished pursuant to this Agreement that:

(i)                                     Such statement was prepared in accordance with GAAP consistently applied and presents fairly the financial condition of the Borrowers at the close of, and the results of the Borrowers’ operations and cash flows for, the period(s) covered, subject, however to the following:

(A)                              usual year end adjustments (this exception shall not be included in the Certificate which accompanies such annual statement).
(B)                                Material Accounting Changes (in which event, such certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenants imposed pursuant to Section 5.10.

(ii)                                  No Default or Event of Default has occurred which is continuing, or if such event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrowers to be taken on account thereof.

(iii)                               The Borrowers were in compliance (or had failed to comply) as of the date of the applicable statement with each of the financial performance covenants included in Section 5.10 hereof; such certification to be accompanied by calculations demonstrating such compliance or failure to comply.

5.8  Inventories, Appraisals, and Audits.

(a)   The Term Collateral Agent may, at the expense of the Borrowers, participate in and/or observe each inventory and any cycle count of the Collateral which is undertaken on behalf of the Borrowers (provided that any expenses of Term Collateral Agent for which Term Collateral Agent seeks reimbursement shall be reasonable expenses).  No Borrower may, without the prior written consent of the Term Collateral Agent, change the methodology to be followed in connection with the conduct of and reporting on the results of such inventory from the methodology employed by the Borrowers as of the date of this Agreement.

(b)   The Borrowers, at their expense, shall cause each store location, warehouse, and distribution center to have not less than one (1) physical inventory or cycle count in each twelve (12) month period to be undertaken consistent with current practice, while this Agreement is in effect (the scheduling of which shall be subject to the Term Collateral Agent’s reasonable discretion, subject to reasonable coordination with the Revolving Loan Collateral Agent so as to not cause duplication), conducted by such inventory takers as are reasonably satisfactory to the Term Collateral Agent and following such methodology as may be reasonably satisfactory to the Term Agent.

(i)                                     The Lead Borrower shall provide the Term Collateral Agent with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) within ten (10) days after its completion.

(ii)                                  The Lead Borrower shall provide the Term Collateral Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) to the Borrowers’ books and records within thirty (30) days following the completion of such inventory.

(iii)                               The Term Collateral Agent, in its discretion and subject to reasonable coordination with the Revolving Loan Collateral Agent so as to not cause duplication, following the occurrence of and during the continuance of a Default or Event of Default, may cause such additional inventories to be taken as the Term Collateral Agent determines (each, at the expense of the Borrowers).

(c)   If the Term Agent does not receive delivery of appraisals conducted by the Revolving Loan Agreement pursuant to the Intercreditor Agreement, the Term Collateral Agent may obtain appraisals (at the expense of the Borrowers) of the Borrowers’ Inventory and Real Estate in the event it deems it reasonably necessary in its discretion.  In addition, the Term Collateral Agent may obtain, subject to reasonable coordination with the Revolving Loan Collateral Agent so as to not cause duplication, an appraisal of the Headquarters Facility (at the expense of the Borrower) at any time after the Borrower incurs additional Indebtedness secured by the Headquarters Facility in excess of $1,000,000.

(d)   If the Term Agent does not receive delivery of commercial finance audits conducted by the Revolving Loan Agreement pursuant to the Intercreditor Agreement, the Term Collateral Agent may conduct commercial finance audits (at the expense of the Borrowers) in the event it deems it reasonably necessary in its discretion.

5.9  Additional Financial Information.

(a)   In addition to all other information required to be provided pursuant to this Article V, the Lead Borrower promptly shall provide the Term Agent (and any guarantor of the Liabilities), such other and additional information concerning the Obligors, the Collateral, the operation of the Obligors’ business, and the Obligors’ financial condition, including financial reports and statements (including supporting schedules), as the Term Agent may from time to time reasonably request from the Lead Borrower.

(b)   The Lead Borrower may provide the Term Agent, from time to time hereafter, with updated forecasts of the Obligors’ anticipated performance and operating results.

(c)   The Lead Borrower shall, no later than thirty (30) days prior to the end of each of the Borrowers’ Fiscal Years, furnish the Term Administrative Agent with a draft updated and extended forecast (which forecast shall be proposed by the Lead Borrower to become the Business Plan as provided in clause (5.9(d) below) which shall go out at least through the end of the then next Fiscal Year and shall include a consolidated income statement, balance sheet, and statement of cash flow, by month, and shall include assumptions as are reasonably satisfactory to the Term Agent, each prepared in conformity with GAAP and consistent with the Borrowers’ then current practices, and the Lead Borrower shall, no later than sixty (60) days after the end of each of the Borrowers’ Fiscal Years, furnish the Term Agent with a final updated and extended forecast which shall go out at least through the end of the then next Fiscal Year and shall include a consolidated income statement, balance sheet, and statement of cash flow, by month, and shall include assumptions as are reasonably satisfactory to the Term Agent, each prepared in conformity with GAAP and consistent with the Borrowers’ then current practices.

(d)   The Term Administrative Agent, following the receipt of any of such forecast, may, but shall not be under any obligation to, accept in writing such forecast (in which event, such forecast shall become the Business Plan).

(e)   Promptly after the sending or filing thereof, as the case may be, the Obligors shall deliver to the Term Administrative Agent copies of any proxy statements, financial statements or reports which Obligors have sent to shareholders qua shareholders and copies of any regular, periodic and special reports or registration statements which Obligors file with the Securities and Exchange Commission of any governmental authority which may be substituted therefore, or any national securities exchange.

(f)    The Obligors recognize that all appraisals, inventories, analysis, financial information, and other materials which the Term Agent may obtain, develop, or receive with respect to the Obligors is confidential to the Term Agent and that, except as otherwise provided herein, the Obligors are not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

5.10  Financial Performance Covenants.

The Borrowers shall observe and comply with those financial performance covenants set forth on EXHIBIT 5.10 (a) certain of which covenants are based on the Business Plan set forth on EXHIBIT 5.10 (b).  Compliance with such financial performance covenants shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants).  The Term Administrative Agent may determine the Borrowers’ compliance with such covenants based upon financial reports and statements provided by the Lead Borrower to the Term Administrative Agent (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Term Administrative Agent.

ARTICLE VI. - Use And Collection Of Collateral:

6.1  Use of Inventory Collateral.

(a)   The Borrowers shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrowers’ business in the ordinary course and shall not engage in sales or other dispositions to creditors, sales or other dispositions in bulk, or any use of any of the Inventory in breach of any provision of this Agreement.

(b)   No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrowers’ customary return policy applicable to the return of Inventory purchased by the Borrowers’ retail customers in the ordinary course, such Inventory may be returned to the Borrowers without the consent of the Term Agent.

6.2  Inventory Quality.

All Inventory now owned or hereafter acquired by the Borrowers is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances or for purchases of “irregular” Inventory in accordance with current practices).

6.3  Adjustments and Allowances.

The Borrowers may grant such allowances or other adjustments to the Borrowers’ Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done except in the ordinary course of the Borrowers’ business) as the Borrowers may reasonably deem to accord with sound business practice, provided, however, upon the occurrence and during the continuance of an Event of Default, the authority granted the Borrowers pursuant to this Section 6.3 may be limited or terminated by the Term Collateral Agent at any time in the Term Collateral Agent’s discretion.

6.4  Validity of Accounts.

(a)   The amount of each Account shown on the books, records, and invoices of the Borrowers represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrowers.

(b)   Upon and following the occurrence and during the continuance of any Default or Event of Default, the Term Collateral Agent from time to time may verify the Receivables Collateral directly with the Borrowers’ Account Debtors, such verification to be undertaken in keeping with commercially reasonable commercial lending standards.

(c)   The Borrowers have no knowledge of any impairment of the validity or collectibility of any material portion of the Accounts and the Lead Borrower shall notify the Term Collateral Agent of any such fact immediately after any Borrower becomes aware of any such impairment.

(d)   Except with respect to performance bonds in respect of construction contracts, up to an aggregate maximum of $2,500,000, for which the sole collateral is the Borrower’s cash, the Borrowers shall not post any bond to secure any Borrowers’ performance under any agreement to which any Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of any Borrower (other than to the Term Agent or the Revolving Loan Agent) in the event of such Borrower’s failure so to perform.

6.5  Notification to Account Debtors.

The Term Collateral Agent shall have the right (upon and following the occurrence and during the continuance of any Default or Event of Default), subject to the provisions of the Intercreditor Agreement, to notify any of the Borrowers’ Account Debtors to make payment directly to the Term Collateral Agent and to collect all amounts due on account of the Collateral.

ARTICLE VII. -  CASH MANAGEMENT

7.1  Depository Accounts.

The Lead Borrower shall deliver to the Term Collateral Agent, as a condition to the effectiveness of this Agreement, a Blocked Account Agreement with any depository institution at which any Blocked Account is maintained.

7.2  The Blocked Accounts.

(a)   The following “Blocked Account(s)” have been or will be established (and are so referred to herein):

(i)                                     Established by each of the Obligors with each of JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., and upon and following the date that is 60 days after the date hereof, Wachovia Bank, N.A. (provided that the accounts at Wachovia Bank, N.A. shall not become Blocked Accounts if, after the Borrowers have used best efforts to cause Wachovia Bank, N.A. to enter into a Blocked Account Agreement acceptable to the Term Collateral Agent and the Revolving Loan Collateral Agent, Wachovia Bank, N.A. has not entered into such an agreement); or

(ii)                                  Established by each of the Obligors with any other banks satisfactory to the Term Administrative Agent, into which deposits from other accounts are to be directed and from which the Obligors shall not make disbursements other than as permitted by the Term Administrative Agent.

(b)   The contents of each account and of the Blocked Account constitutes Collateral and Proceeds of Collateral.

(c)   The Obligors shall not establish any Blocked Account hereafter except upon not less than thirty (30) days written notice to the Term Collateral Agent and the delivery to the Term Collateral Agent of a Blocked Account Agreement with respect thereto.

(d)   The Obligors shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository  in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Term Administrative Agent).

(e)   Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Agreement, each Blocked Account Agreement shall provide (except as the Term Collateral Agent may otherwise agree in writing) that, until Term Collateral Agent has notified (subject to the provisions of the Intercreditor Agreement) the financial institution maintaining such Blocked Account in writing to the contrary, all amounts in the applicable Blocked Account shall be forwarded pursuant to the instructions of the applicable Obligor given to the depository institution maintaining such Blocked Account from time to time.  Term Collateral Agent shall be entitled, at its election, subject to the provisions of the Intercreditor

Agreement, to give the aforementioned notification to such financial institution at any time after the occurrence and during the continuance of an Event of Default.

7.3  Proceeds and Collection of Accounts.

(a)   All Receipts constitute Collateral and proceeds of Collateral and shall be held in trust by the Obligors for the Term Collateral Agent, shall not be commingled with any of the Obligors’ other funds, and shall be deposited and/or transferred only to a Blocked Account, another account permitted hereunder (and, in such case, only if the funds in such account are deposited and/or transferred to a Blocked Account or as otherwise set forth in the Revolving Loan Agreement) or as otherwise set forth in the Revolving Loan Agreement.

(b)   The Obligors shall cause the ACH or wire transfer to a Blocked Account or as otherwise provided in the Revolving Loan Agreement, and after the obligations under the Revolving Loan Agreement have been paid in full, as designated by Term Collateral Agent (or, during any Event of Default, subject to the terms of the Intercreditor Agreement shall permit the Term Agent to cause such daily ACH or wire transfers to a Blocked Account), no less frequently than weekly (and, during any Event of Default, no less frequently than daily) of the following:

(i)                                     The contents of each Deposit Account (other than the Blocked Accounts and Exempt DDAs (as defined in the Revolving Loan Agreement, including any accounts agreed to be Exempt DDAs by the Revolving Loan Agent as provided in the Revolving Loan Agreement).  Each such transfer to be net of any minimum balance, not to exceed $2,500 multiplied by the number of stores from which receipts are deposited into such Deposit Account, as may be required to be maintained in the subject Deposit Account by the bank at which such Deposit Account is maintained.

(ii)                                  The proceeds of all credit card charges.

Upon the Term Collateral Agent’s request therefore, telephone advice (confirmed by written notice) shall be provided to the Term Collateral Agent on each Business Day on which any such transfer is made.

(c)   During any Event of Default, the Borrowers shall cause the daily ACH or wire transfer as designated by Term Collateral Agent (or shall permit the Term Collateral Agent to cause such daily ACH or wire transfers as designated by Term Collateral Agent), of then entire ledger balance of each Blocked Account, net of such minimum balance, not to exceed $2,500, as may be required to be maintained in the Blocked Account by the depository at which the Blocked Account is maintained.

(d)   In the event that, notwithstanding the provisions of this Section 7.3, the Obligors receive or otherwise have dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Obligors for the Term Collateral Agent and shall not be commingled with any of the Obligors’

other funds or deposited in any account of the Borrowers other than as set forth herein or as instructed by the Term Collateral Agent.

(e)   The following rules shall apply to deposits and payments under and pursuant to this Agreement:

(i)                                     Funds paid to the Term Agent shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Term Agent by 2:00 p.m. on that Business Day.

(ii)                                  All payments to the Term Agent are subject to clearance and collection.

ARTICLE VIII. -  Grant of Security Interest:

8.1  Grant of Security Interest.

To secure the Obligors’ prompt, punctual, and faithful performance and payment of all and each of the Liabilities, each Obligor hereby grants to the Term Collateral Agent, for the benefit of the Term Agents and the Term Lenders, a continuing security interest in and to, and assigns to the Term Collateral Agent certain assets as set forth below of the Obligors, and each item thereof, whether now owned or now due, or in which that Obligor has an interest, or hereafter acquired, arising, or to become due, or in which that Obligor obtains an interest (all of which, together with any other property in which the Term Agent may in the future be granted a security interest, is referred to herein as the “Collateral”):

(a)   All Accounts.

(b)   All Inventory.

(c)   All General Intangibles.

(d)   All Goods (including all Equipment).

(e)   All Chattel Paper.

(f)    All Leasehold Interests.

(g)   The Headquarters Facility and all Acquired Real Property, together with all Fixtures in connection therewith or located thereon.

(h)   All Letter-of-Credit Rights.

(i)    All Payment Intangibles.

(j)    All Supporting Obligations.

(k)   All books, records, and information relating to the Collateral and/or to the operation of the Obligors’ business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

(l)    All Investment Property, Instruments, Documents, Deposit Accounts, policies and certificates of insurance, deposits, impressed accounts, compensating balances, money, cash, or other property.

(m)  All commercial tort claims.

(n)   All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing (8.1(a) through 8.1(n)) or otherwise.

(o)   All supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (i) rights and remedies relating to guaranties, contracts of suretyship, letter of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect thereto, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of Account Debtors or other persons securing the obligations of Account Debtors.

(p)   All products, Proceeds, substitutions, and accessions of or to any of the foregoing.

For the avoidance of doubt, Collateral shall at no time include any assets or property contributed to any Approved Security-Free SERP or related Security-Free Rabbi Trust.

8.2  Extent and Duration of Security Interest.

The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by the Obligors to the Term Agent and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full, and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Term Collateral Agent.

8.3  Perfection of Security Interests.

(a)   Each of the Obligors agrees to take all action that the Term Collateral Agent may request as a matter of nonbankruptcy law to perfect and protect the Term Collateral Agent’s Collateral Interest in the Collateral and for such Collateral Interest to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents and instruments, financing statements, obtaining such notices and assents of third parties, obtaining governmental approvals and providing such other instruments and documents in recordable form as the Term Collateral Agent may request.  Obligors irrevocably and unconditionally authorize the Term Collateral Agent to file at any time and from time to time such financing statements with respect to the Collateral naming the Term Collateral Agent or its designee as the secured party and Obligors as debtors, as Term Collateral Agent may require, together with any amendment and continuations with respect thereto, that (a) indicate the Collateral (i) as “all assets of such Obligor” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State of New York or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of any jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Obligor is an organization, the type of organization and any organization identification number issued to such Obligor and, (ii) in the case of a financing statement filed as a fixture filing, if any, a sufficient description of real property to which the Collateral relates.  Such Obligor agrees to furnish any such information to the Term Collateral Agent promptly upon the Term Agent’s request.  Obligors hereby authorize Term Collateral Agent to adopt on behalf of Obligors any symbol required for authenticating any electronic filing.  In no event shall Obligors at any time file, or permit or cause to be filed,  any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Term Collateral Agent or its designee as secured party and Obligors as debtors.

(b)   No Obligor has any Chattel Paper (whether tangible or electronic) or instruments as of the date hereof.  In the event that any Obligor shall be entitled to or shall receive any Chattel Paper or instrument after the date hereof, such Obligor or the Lead Obligor shall promptly notify Term Collateral Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of such Obligor (including by any agent or representative), such Obligor or the Lead Borrower shall deliver, or cause to be delivered to Term Collateral Agent, all tangible Chattel Paper and instruments that such Obligor or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Term Collateral Agent may from time to time specify, in each case except as Term Collateral Agent may otherwise agree.  At Term Collateral Agent’s option, such Obligor or the Lead Borrower shall, or Term Collateral Agent may at any time on behalf of such Obligor, cause the original of any such instrument or Chattel Paper to be conspicuously marked in a form and manner acceptable to Term Collateral Agent with the following legend referring to Chattel Paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of [name of Term Collateral Agent] and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)   In the event that any Obligor shall at any time hold or acquire an interest in any electronic Chattel Paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Obligor or the Lead Borrower shall promptly notify Term Collateral Agent thereof in writing.  Promptly upon Term Collateral Agent’s request, such Obligor or the Lead Borrower shall take, or cause to be taken, such actions as Term Collateral Agent may reasonably request to give Term Collateral Agent control of such electronic Chattel Paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)   Except as set forth on EXHIBIT 8.3(d), no Obligor owns or holds, directly or indirectly, beneficially or as record owner or both, any Investment Property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof.

(i)                                     In the event that any Obligor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Obligor or the Lead Borrower shall promptly endorse, assign and deliver the same to Term Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Term Collateral Agent may from time to time specify.  If any securities, now or hereafter acquired by any Obligor are uncertificated and are issued to any Obligor or its nominee directly by the issuer thereof, such Obligor shall immediately notify Term Collateral Agent thereof and shall as Term Collateral Agent may specify, either (A) cause the issuer to agree to comply with instructions from Term Collateral Agent as to such securities, without further consent of such Obligor or such nominee, or (B) arrange for Term Collateral Agent to become the registered owner of the securities.

(ii)                                  No Obligor shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied:  (A)  Term Collateral Agent shall have received not less than five (5) Business Days prior written notice of the intention of a Obligor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Term Collateral Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Obligor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Term Collateral Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Obligor or the Lead Borrower shall as Term Collateral Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Term Collateral Agent, an investment property control agreement (in form and substance acceptable to the Term Collateral Agent in its reasonable discretion) with respect thereto duly authorized, executed and delivered by such Obligor or the Lead Borrower and such securities intermediary or commodity intermediary or (2) arrange for Term Collateral Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Term Collateral Agent.

(e)   No Obligor is the beneficiary or otherwise entitled to any Letter of Credit Rights as of the date hereof.  In the event that any Obligor shall be entitled to or shall receive any Letter of Credit Rights, such Obligor or the Lead Borrower shall promptly notify Term Collateral Agent thereof in writing.  Such Obligor or the Lead Borrower shall immediately, as Term Collateral Agent may specify, either (i) deliver, or cause to be delivered to Term Collateral Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Term Collateral Agent, consenting to the assignment of the proceeds of the letter of credit to Term Collateral Agent by such Obligor and agreeing to make all payments thereon directly to Term Collateral Agent or as Term Collateral Agent may otherwise direct or (ii) cause Term Collateral Agent to become, at such Obligor’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(f)    No Obligor has any commercial tort claims as of the date hereof.  In the event that any Obligor shall at any time after the date hereof have any commercial tort claims, such Obligor or the Lead Borrower shall promptly notify Term Collateral Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Obligor to Term Collateral Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Obligor to Term Collateral Agent shall be deemed to constitute such grant to Term Collateral Agent.  Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Term Agent otherwise provided herein or otherwise arising by the execution by Obligors of this Agreement, Term Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Term Agent or its designee as secured party and Obligors as debtors, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Obligors shall promptly upon Term Agent’s request, execute and deliver, or cause to be executed and delivered,  to Term Agent such other agreements, documents and instruments as Term Agent may require in connection with such commercial tort claim.

(g)   The Obligors hereby covenant and agree that each Leasehold Interest shall at all times be free and clear of all liens, claims and encumbrances of any nature or description

(other than Permitted Encumbrances) and no other creditor of the estate (secured or unsecured) shall be entitled to encumber any Leasehold Interest without the express written consent of the Term Collateral Agent.

(h)  The due and punctual payment and performance of the Obligations shall also be secured by the Encumbrance created by the Mortgage upon the Headquarters Facility of Lead Borrower described therein.

(i)            Notwithstanding anything herein to the contrary, the Obligors (I) may hold assets consisting of Chattel Paper, Letter of Credit Rights, and commercial tort claims in an aggregate amount not to exceed $50,000 in which the Term Collateral Agent’s security interest has not been perfected; and (II) may hold assets consisting of Investment Property in an aggregate amount not to exceed $10,000 in which the Term Collateral Agent’s security interest has not been perfected.

ARTICLE IX. - TERM COLLATERAL AGENT AS BORROWERS’ ATTORNEY-IN-FACT:

9.1                               APPOINTMENT AS ATTORNEY-IN-FACT.

Each Obligor hereby irrevocably constitutes and appoints the Term Collateral Agent as such Obligor’s true and lawful attorney, with full power of substitution, following the occurrence and during the continuance of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Obligors, but for the ratable benefit of the Term Collateral Agent. The rights and powers granted the Term Collateral Agent by this appointment include but are not limited to the right and power, following the occurrence and during the continuance of an Event of Default, to:

(a)   Prosecute, defend, compromise, or release any action relating to the Collateral.

(b)   Sign change of address forms to change the address to which the Obligors’ mail is to be sent to such address as the Term Collateral Agent shall designate; receive and open the Obligors’ mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Obligors or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Obligors, or other legal representative of the Obligors whom the Term Collateral Agent determines to be the appropriate person to whom to so turn over such mail.

(c)   Endorse the name of the Obligors in favor of the Term Collateral Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Obligors on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d)   Sign the name of the Obligors on any notice to the Obligors’ Account Debtors or verification of the Receivables Collateral; sign the Obligors’ name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts.

(e)   Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which any Obligor is a beneficiary.

(f)    Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrowers.

(g)   Use, license or transfer any or all General Intangibles of the Obligors.

9.2                               No Obligation to Act.

The Term Collateral Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9.1 herein, but if the Term Collateral Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Obligors for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Term Collateral Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE X. -  Events of Default:

The occurrence of any event described in this Article X respectively shall constitute an “Event of Default” herein.  Upon the occurrence of any Event of Default described in Section 10.9, any and all Liabilities shall become due and payable without any further act on the part of the Term Agent. Upon the occurrence of any other Event of Default, the Term Administrative Agent may by written notice to the Lead Borrower declare any and all Liabilities immediately due and payable and thereupon any and all such Liabilities shall become immediately due and payable.  The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Term Agent or Term Lenders and the Obligors and instruments and papers heretofore, now or hereafter given the Term Agent or Term Lenders.

10.1                        Failure to Pay Term Loan and other Liabilities.

The failure by the Obligors to pay any amount when due under the Term Loan or to pay when due (or upon demand, if payable on demand) any other Liability.

10.2                        Failure to Perform Covenant or Liability (No Grace Period).

The failure by the Obligors to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in Section 10.1 hereof, and included in any of the following provisions hereof:

Section	Relates to:

4.3(b)	Notice of Name Change
4.6	Location of Collateral
4.7	Title to Assets
4.8	Indebtedness
4.9	Insurance Policies
4.15	Pay taxes
4.20	Dividends, Investments, Corporate Actions
4.24	Affiliate Transactions
4.25	Further Assurances
6.1	Use of Collateral
Article V	Reporting Requirements and Financial Performance Covenants
Article VII	Cash Management

10.3                        Failure to Perform Covenant or Liability (Grace Period).

The failure by the Obligors, within thirty (30) days following the earlier of the Obligors’ knowledge of a breach of any covenant or Liability not described in any of Sections 10.1, or 10.2 or of the Lead Borrower’s receipt of written notice from the Term Administrative Agent of the breach of any of those Sections, to promptly, punctually, faithfully and timely perform, discharge, or comply with any such covenant or Liability not otherwise described in Sections 10.1, or 10.2.

10.4                        Misrepresentation.

The determination by the Term Administrative Agent that any representation or warranty at any time made by the Obligors to the Term Agent was not true or complete in all material respects when given.

10.5                        Acceleration of Other Debt. Breach of Lease.

(a)   The occurrence of any event of default or acceleration of the liabilities under the Revolving Loan Agreement that has not been waived as provided in the Revolving Loan Agreement.

(b)   The occurrence of any event such that any Indebtedness (other than under the Revolving Loan Agreement) of the Obligors in excess of $3,000,000 to any creditor other than the Term Agent could be accelerated (whether or not the subject creditor takes any action on account of such occurrence).

(c)   The occurrence of any of the following with respect to Leases on which any Borrower is the lessee or is obligated:

(i)                                     An aggregate of more than $500,000 in rent is then overdue, except to the extent being contested in good faith and for which adequate reserves have been established by such Obligor.

(ii)                                  Default and the expiry of any applicable grace period with respect to more than twenty (20) Leases of retail stores, except if the existence of such default is disputed in good faith by the Obligors and the applicable landlord has been stayed or agreed in writing to forbear from instituting proceedings to recover possession of the leased premises or otherwise terminate the subject Lease or Obligors’ rights to peaceful possession of the subject premises.

(iii)                               Default and the expiry of any applicable grace period of any Lease of any warehouse or distribution center, except to the extent being contested in good faith and for which adequate reserves have been established by such Obligor.

10.6                        Default Under Other Agreements.

The occurrence of any breach or default under any agreement (including any Loan Document other than this Loan Agreement) between the Term Agent and the Obligors or instrument given by the Obligors to the Term Agent and the expiry, without cure, of any applicable grace period (notwithstanding that the subject Term Agent may not have exercised all or any of its rights on account of such breach or default).

10.7                        Attachment; Judgment; Restraint of Business.

(a)   The service of process upon the Term Agent or the Term Lenders or any Participant seeking to attach, by trustee, manse, or other process, any of an Obligor’s funds on deposit with, or assets of such Obligor in the possession of, the Term Agent or the Term Lenders or such Participant.

(b)   The entry of any judgment against any Obligor or group of Obligors (which, if a money judgment, is in excess of $1,000,000 singly, or in the aggregate), which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within any applicable appeal period.

(c)   The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by any Obligor of its business in the ordinary course.

10.8                        Business Failure.

Any act by, against, or relating to any Obligor, or its property or assets, which act constitutes the determination, by such Obligor, to initiate a program of partial or total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of any  Obligor’s property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Obligor, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Obligor; the offering by or entering into by any Obligor of any composition, extension, or any other arrangement seeking relief from or extension of the debts of such Obligor; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including any Obligor which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of such Obligor of the liquidation or winding up of all or any part of such  Obligor’s business or operations.

10.9                        Bankruptcy.

The failure by any Obligor to generally pay its debts as they mature; adjudication of bankruptcy or insolvency relative to any Obligor; the entry of an order for relief or similar order with respect to any Obligor in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by any Obligor initiating any matter in which such Obligor is or may be granted any relief from the debts of that Obligor pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against any Obligor initiating any matter in which the Obligor is or may be granted any relief from the debts of that Obligor pursuant to the Bankruptcy Code or any other insolvency statute or procedure.

10.10                 Default by Guarantor or Affiliate.

The occurrence of any of the foregoing Events of Default with respect to any guarantor or endorser, or surety of the Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any Subsidiary, or Affiliate (other than an Affiliate that is an Affiliate solely due to ownership of the Lead Borrower’s publicly-traded stock) of any Obligor, as if such guarantor, endorser, surety, Subsidiary, or Affiliate were the “ Obligor “ described therein.

10.11                 Indictment - Forfeiture.

The indictment of, or institution of any legal process or proceeding against, any Obligor or any member of any Obligor’s senior management, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of any Obligor and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by that Obligor of its business in the ordinary course.

10.12                 Termination of Guaranty.

The termination or attempted termination (other than a mere request for consent to termination) of any guaranty by any guarantor of the Liabilities.

10.13                 Challenge to Loan Documents.

(a)   Any challenge by or on behalf of any Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b)   Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

10.14                 Change in Control.

Any Change in Control.

10.15                 Uninsured Losses.

Any material loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Term Administrative Agent and Term Lenders shall have permitted) by insurance.

10.16                 ERISA.

A reportable event shall occur which Term Agent, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United Stated district court of a trustee for any Plan, or if any Plan shall be terminated in a “distress termination” pursuant to Section 4041(c) or any such trustee shall be requested or appointed, or if any  Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Obligor’s complete or partial withdrawal from such Plan.

ARTICLE XI. - Rights and Remedies Upon Default:

Upon the occurrence of any Event of Default described in Section 10.9 and upon Acceleration, and at all times thereafter, the Term Agent shall have the following rights and remedies in addition to all of the rights, remedies, powers, privileges, and discretions available to Term Agent prior to the occurrence of an Event of Default.

11.1                        Rights of Enforcement.

The Term Collateral Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Term Collateral Agent shall have all and each of the following rights and remedies:

(a)   To give notice to any bank at which any account or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Term Collateral Agent.

(b)   To give notice to any of the Obligors’ customs brokers to follow the instructions of the Term Collateral Agent as provided in any Customs Brokers Agreement.

(c)   To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(d)   To take possession of all or any portion of the Collateral.

(e)   To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Term Collateral Agent deems advisable and with or without the taking of possession of any of the Collateral.

(f)    To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

(g)   To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(h)   To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

11.2                        Sale of Collateral.

(a)   Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Term Collateral Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Term Collateral Agent’s disposition of the Collateral.

(b)   The Term Collateral Agent, in the exercise of the Term Collateral Agent’s rights and remedies upon default, may conduct one or more going out of business sales, in the

Term Collateral Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Obligor.  The Term Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Term Collateral Agent or such agent or contractor).  Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Term Collateral Agent or such agent or contractor and neither the Obligors nor any Person claiming under or in right of the Obligors shall have any interest therein.

(c)   Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Term Collateral Agent shall provide the Lead Borrower with such notice as may be practicable under the circumstances), the Term Collateral Agent shall give the Lead Borrower at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made.  The Obligors agree that such written notice shall satisfy all requirements for notice to the Obligors which are imposed under the UCC or other applicable law with respect to the exercise of the Term Collateral Agent’s rights and remedies upon default.

(d)   The Term Collateral Agent or the Term Lenders may credit bid and may purchase the Collateral, or any portion of it at any sale held under this Article XI.

(e)   If any of the Collateral is sold, leased, or otherwise disposed of by the Term Collateral Agent on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Term Collateral Agent.

11.3                        Occupation of Business Location.

In connection with the Term Collateral Agent’s exercise of the Term Collateral Agent’s rights under this Article XI, the Term Collateral Agent may enter upon, occupy, and use any premises owned or occupied by any Obligor, and may exclude the Obligors from such premises or portion thereof as may have been so entered upon, occupied, or used by the Term Collateral Agent.  The Term Collateral Agent shall not be required to remove any of the Collateral from any such premises upon the Term Agent’s taking possession thereof, and may render any Collateral unusable to the Obligors.  In no event shall the Term Agent be liable to the Obligors for use or occupancy by the Term Collateral Agent of any premises pursuant to this Article XI, nor for any charge (such as wages for the Obligors’ employees and utilities) incurred in connection with the Term Collateral Agent’s exercise of the Term Agent’s Rights and Remedies.

11.4                        Grant of Nonexclusive License.

Each Obligor hereby grants to the Term Collateral Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which that Obligor now or hereafter has rights, such license being with respect to the Term Collateral

Agent’s exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

11.5                        Assembly of Collateral.

The Term Collateral Agent may require the Obligors to assemble the Collateral and make it available to the Term Collateral Agent at the Obligors’ sole risk and expense at a place or places which are reasonably convenient to both the Term Collateral Agent and Obligors.

11.6                        Rights and Remedies.

The rights, remedies, powers, privileges, and discretions of the Term Agent hereunder, under any other Loan Document or under applicable law (herein, the “Term Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.  No delay or omission by the Term Agent in exercising or enforcing any of the Term Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof.  No waiver by the Term Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement.  No single or partial exercise of any of the Term Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Term Agent and any person, at any time, shall preclude the other or further exercise of the Term Agent’s Rights and Remedies.  No waiver by the Term Agent of any of the Term Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.  The Term Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Term Agent may determine. The Term Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

11.7                        Application of Proceeds.

After the occurrence and during the continuance of any Event of Default and acceleration of the Liabilities, all proceeds realized from any Obligor or on account of any Collateral owned by a Obligor or any payments in respect of any Liabilities and all proceeds of the Collateral, shall be applied, subject to the terms of the Intercreditor Agreement, in the following order:

FIRST, ratably to pay the Liabilities in respect of Costs of Collection, fees, indemnities and other amounts then due to the Term Agents until paid in full;

SECOND, ratably to pay any Costs of Collection and indemnities, and to pay any fees then due to the Term Lenders, until paid in full;

THIRD, Pro Rata to pay interest accrued in respect of the Liabilities until paid in full;

FOURTH, Pro Rata to pay principal due in respect of the Term Loan until paid in full;

FIFTH, ratably to pay any other outstanding Liabilities until paid in full; and

SIXTH, to the Lead Borrower or such other Person entitled thereto under applicable law.

ARTICLE XII. - Notices:

12.1                        Notice Addresses.

All notices, demands, and other communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon Seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Term Agent:

Bank of America, N.A..

100 Federal Street

MA5-100-11-04

Boston, MA  02110

Attention:  Mark M. Andrew, Principal

Fax:  (617) 434-6669

With a copy to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, MA 02108

Attention:  David S. Berman, Esquire

Fax:  (617) 880-3456

If to the Obligors (other than Cave Springs, Inc.):

c/o Lead Borrower

Mothers Work, Inc.

456 North Fifth Street

Philadelphia, PA  19123

Attention:  Edward M. Krell, Executive Vice President-Chief Financial Officer

Fax: (215) 923-0975

With a copy to:

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

Attention:  David G. Smith, Esquire

Fax:  (215) 981-4750

If to the Cave Springs, Inc.:

Cave Springs, Inc.

Little Falls Centre II

2751 Centerville Road

suite 3207

Wilmington, DE  19808

Attention: Assistant Secretary

Fax: (302) 225-1594

With a copy to:

Mothers Work, Inc.

456 North Fifth Street

Philadelphia, PA  19123

Attention:  Edward M. Krell, Executive Vice President-Chief Financial Officer

Fax: (215) 923-0975

And:

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

Attention:  David G. Smith, Esquire

Fax:  (215) 981-4750

If to any Term Lender, to the address set forth on such Term Lender’s signature page hereto or to any Assignment and Acceptance entered into by such Term Lender.

12.2                        Notice Given.

(a)   Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)                                     By mail: the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.

(ii)                                  By recognized overnight express delivery: the Business Day following the day when sent.

(iii)                               By Hand: If delivered on a Business Day after 9:00 a.m. and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered.  Otherwise, at the opening of the then next Business Day.

(iv)                              By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 a.m. and no later than three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent.  Otherwise, at the opening of the then next Business Day.

(b)   Rejection or refusal to accept delivery and inability to deliver because of a changed address or facsimile number for which no due notice was given shall each be deemed receipt of the notice sent.

(c)   Term Collateral Agent will give the Lead Borrower notice of its intention to foreclose on its security interests by recognized overnight express delivery.

ARTICLE XIII. - Term:

13.1                        Termination.

This Agreement and the Loan Documents shall remain in effect until the Termination Date.

13.2                        Actions On Termination.

On the Termination Date, the Borrowers shall pay the Term Administrative Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: any payments due on account of the indemnification obligations included in Section 2.6(f); any accrued and unpaid Unused Fee; any accrued and unpaid fees pursuant to the Agent Fee Letter; and all unreimbursed costs and expenses of Term Agent for which the Borrowers are responsible, including, without limitation, all Costs of Collection.  Until such payment, all provisions of this Agreement, other than those contained in Article II which place an obligation on the Term Agent to make any loans or advances or to provide financial accommodations under the Term Loan or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full.  The release by the Term Collateral Agent of the Collateral Interests granted the Term Agent by the Obligors hereunder may be upon such conditions and indemnifications as the Term Collateral Agent may require.

ARTICLE XIV. - General:

14.1                        Protection of Collateral.

The Term Agent has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Term Agent.

14.2                        Publicity.

The Term Administrative Agent, at its expense, may issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Obligors (and may utilize any logo or other distinctive symbol associated with the Borrowers) in connection with any advertising, promotion, or marketing undertaken by the Term Administrative Agent.

14.3                        Successors and Assigns.

This Agreement shall be binding upon the Obligors and the Obligors’ representatives, successors, and assigns and shall inure to the benefit of the Term Agent and the Term Lenders and their respective successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to the Obligors shall have any rights hereunder.  In the event that the Term Agent or Term Lenders assigns or transfers its rights under this Agreement pursuant to Article XVI hereof, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

14.4                        Severability.

Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

14.5                        Amendments; Course of Dealing.

(a)   This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Obligors, the Term Agent and the Term Lenders, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding.  No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof.  No failure by the Term Agent or Term Lenders to give notice to the Lead Borrower of the Obligors’ having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.

(b)   The Obligors may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Term Agent. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Term Agent then by a duly authorized officer thereof) except as otherwise provided in Section 15.14 hereof.

Any modification, amendment, or waiver provided by the Term Administrative Agent shall be in reliance upon all representations and warranties theretofore made to the Term Administrative Agent by or on behalf of the Borrowers (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

14.6                        Power of Attorney.

In connection with all powers of attorney included in this Agreement, the Obligors hereby grant unto the Term Agent full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Obligors might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement.  No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Obligors and each shall survive the same. All powers conferred upon the Term Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Term Agent.

14.7                        Application of Proceeds.

The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Term Administrative Agent determines in its sole discretion, consistent, however, with the provisions of this Agreement.  The Obligors shall remain liable for any deficiency remaining following such application.

14.8                        Increased Costs.

If the Term Administrative Agent or Term Lenders shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by the Term Agent or Term Lenders with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which the Term Agent or Term Lenders could have achieved but for such adoption, change or compliance (taking into consideration the Term Agent’s or Term Lenders’ policies with respect to capital adequacy) by a material amount, then from time to time, after submission by the Term Administrative Agent or Term Lenders to the Lead Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, the Borrowers shall pay to the Term Agent or Term Lenders, as applicable, such additional amount or amounts (“Capital Adequacy Charge”) as will compensate the Term Agent or Term Lenders for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination.  A certificate of the Term Administrative Agent or Term Lenders claiming entitlement to payment as set forth above shall be conclusive.  Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to the Term Agent or Term Lenders, and the method by which such amount was determined.  In determining such amount, the Term Administrative Agent or Term Lenders may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

14.9                        Costs and Expenses of the Term Agent and Term Lenders.

The Borrowers shall pay from time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements of (including reasonable attorneys’ fees and expenses) which are incurred by the Term Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.

(a)   The Borrowers shall pay on from time to time on demand all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Term Agent and all reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred by the Term Lenders to the Term Lenders’ Special Counsel, following the occurrence of any Event of Default.

(b)   The Borrowers authorize the Term Administrative Agent to pay all such fees and expenses.  All such fees and expenses shall constitute Liabilities hereunder.

(c)   The undertaking on the part of the Borrowers in this Section 14.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Term Agent in favor of the Borrowers, other than a termination, release, or discharge which makes specific reference to this Section 14.9.

14.10                 Copies and Facsimiles.

This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Term Agent or the Term Lenders may be reproduced by the Term Agent or Term Lenders by any photographic, microfilm, xerographic, digital imaging, or other process, and such Person making such reproduction may destroy any document so reproduced.  Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

14.11                 New York Law.

This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of the State of New York.

14.12                 Consent to Jurisdiction.

(a)   Each Obligor agrees that any legal action, proceeding, case, or controversy against the Obligors with respect to any Loan Document may be brought in the Supreme Court for New York County or in the United States District Court, Southern District of New York, sitting in New York City, New York, or the Superior Court of Suffolk County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Term Agent may elect in the Term Agent’s sole discretion.  By execution and delivery of this Agreement, each Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b)   Each Obligor WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to Lead Borrower at Lead Borrower’s address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

(c)   Each Obligor WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d)   Nothing herein shall affect the right of the Term Agent to bring legal actions or proceedings in any other competent jurisdiction.

(e)   Each Obligor agrees that any action commenced by any Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

14.13                 Indemnification.

The Obligors shall indemnify, defend, and hold the Term Agent, the Term Lenders, and any Participant and any of their respective agents, employees, officers, or representatives (each, an “Indemnified Person”), harmless of and from any claim brought or threatened against any Indemnified Person by any Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from reasonable attorneys’ fees, expenses, and disbursements in connection therewith) on account of the Term Agent’s or any Term Lender’s relationship with any Obligor or any other guarantor or endorser of the Liabilities (each of which claims which may be defended, compromised, settled, or pursued by such Indemnified Person with counsel of its selection, but at the expense of the Obligors; provided that, absent a conflict of interest, Term Lenders other than the Term Agent shall be entitled only to one counsel for all such Term Lenders) other than any claim as to which a final determination is made in a judicial proceeding (in which the Term Agent, Term Lenders and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith.  This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Term Agent or Term Lenders in favor of the Obligors, other than a termination, release, or discharge duly executed on behalf of the Term Agent or Term Lenders which makes specific reference to this Section 14.13.

14.14                 Rules of Construction.

The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a)   Unless otherwise specifically provided for herein, interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

(b)   Words in the singular include the plural and words in the plural include the singular.

(c)   Any reference, herein, to a circumstance or event’s having “more than a de minimis adverse effect” and any similar reference is to a circumstance or event which (x) in a well-managed enterprise, would receive the active attention of senior management with a view towards it being reversed or remedied; or (y) if not reversed or remedied, could reasonably be expected to lead to its becoming a material adverse effect.

(d)   Cross references to Sections in this Agreement begin with the Article in which that Section appears and then the Section to which reference is made. (For example, a reference to “Section 5.6” is to subsection 6, which appears in Article V of this Agreement).

(e)   Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument’s meaning, construction, or effect.

(f)    The words “includes” and “including” are not limiting.

(g)   Text which follows the words “including, without limitation” (or similar words) is illustrative and not limiting.

(h)   Except where the context otherwise requires or where the relevant subsections are joined by “or”, compliance with any Section or provision of any Loan Document which constitutes a warranty or covenant requires compliance with all subsections (if any) of that Section or provision.  Except where the context otherwise requires, compliance with any warranty or covenant of any Loan Document which includes subsections which are joined by “or” may be accomplished by compliance with any of such subsections.

(i)    Text which is shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(j)    The words “may not” are prohibitive and not permissive.

(k)   The word “or” is not exclusive.

(l)    Any reference to a Person’s “knowledge” (or words of similar import) are to such Person’s knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such “knowledge” (whether or not such investigation has actually been undertaken).

(m)  Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(n)   The symbol “$” refers to United States Dollars.

(o)   Unless limited by reference to a particular Section or provision, any reference to “herein”, “hereof”, or “within” is to the entire Loan Document in which such reference is made.

(p)   References to “this Agreement” or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(q)   Except as otherwise specifically provided, all references to time are to Boston time.

(r)    In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i)                                     Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 p.m. on the relevant Business Day.

(ii)                                  The word “from” means “from and including”.

(iii)                               The words “to” and “until” each mean “to, but excluding”.

(iv)                              The word “through” means “to and including”.

(s)   The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 14.15 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

14.15                 Intent.

It is intended that:

(a)   This Agreement take effect as a sealed instrument.

(b)   The scope of the Collateral Interests created by any Obligor to secure the Liabilities be broadly construed in favor of the Term Agent and that they cover all assets of each Borrower.

(c)   All Collateral Interests created in favor of the Term Agent at any time and from time to time by any Obligor secure all Liabilities, whether now existing or contemplated or hereafter arising.

(d)   Except as specifically limited herein, all reasonable costs, expenses, and disbursements incurred by the Term Agent and, to the extent provide herein, the Term Lenders, in connection with such Person’s relationship(s) with the Obligors shall be borne by the Obligors.

14.16                 Participations.

The Term Agent or Term Lenders may sell participations to one or more financial institutions (a “Participant”) of all or a portion of the Term Agent’s or Term Lenders’ rights and obligations under this Agreement, provided, however, that except with the consent of the Borrowers (which may not be unreasonably withheld or delayed), the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Term Loan due to such Term Lender as it relates to such participant, increase the availability of Loans to the Borrowers, reduce the amount of any fees to which such participant is entitled, or extend any regularly scheduled payment date for principal or interest.  No such sale of a participation shall relieve the Term Agent or Term Lenders from the Term Agent’s or Term Lenders’ obligations hereunder.

14.17                 Right of Set-Off.

Any and all deposits or other sums at any time credited by or due to the Obligors from the Term Agent, Term Lenders or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of the Obligors in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same), to the extent permitted by law, shall at all times constitute security for all Liabilities and for any and all obligations of the Obligors to the Term Agent, Term Lenders or any Participant or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Term Agent; provided that no Term Lender shall exercise any right of set off pursuant hereto without the prior written consent of the Term Administrative Agent.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Liabilities resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Liabilities greater than its Pro Rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 11.7), then the Lender receiving such greater proportion shall (a) notify the Term Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Liabilities of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably and in the priorities set forth in Section 11.7, provided that if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest.

14.18                 Pledges To Federal Reserve Banks.

Nothing included in this Agreement shall prevent or limit the Term Agent or Term Lenders, from pledging all or any portion of that Term Agent’s or Term Lenders’ interest and rights under this Agreement to any funding source of such Term Agent or Term Lender or to the extent that the Term Agent or Term Lenders is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341), provided, however, neither such pledge nor the enforcement thereof shall release the Term Agent or Term Lenders from their respective obligations hereunder or under any of the Loan Documents.

14.19                 Maximum Interest Rate.

Regardless of any provision of any Loan Document, the Term Agent and Term Lenders shall not be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law.  Any payment which is made which, if treated as interest on a Liability would result in such interest’s exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were “Collateral.”

14.20                 Waivers.

(a)   Each Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 14.20(b), below, knowingly, voluntarily, and intentionally, and understands that Term Agent and Term Lenders, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrowers as provided herein, whether not or in the future, is relying on such waivers.

(b)   EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i)                                     Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii)                                  Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Term Agent’s exercising of the Term Agent’s rights upon default.

(iii)                               THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE  TERM AGENT OR TERM LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE TERM AGENT OR TERM LENDER OR IN WHICH THE TERM AGENT OR TERM LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON AND THE TERM AGENT OR TERM LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv)                              Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Term Agent or Term Lenders, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(v)                                 Any claim to consequential, special, or punitive damages.

14.21                 Counterparts.

This Agreement, any of the Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

14.22                 Electronic Submissions.

Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), the Term Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Loan Documents, be submitted to the Term Agent in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice.  For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to the Term Agent, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by the Term Agent (which approval has not been revoked or modified by the Term Agent) and sent to the Borrowers in an Approved Electronic Form Notice.  Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Loan Documents.

14.23                 Joint Obligor Provisions.

(a)   Each Obligor represents to the Term Agent and Term Lenders that it is an integral part of a consolidated enterprise, and that each Obligor will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise that are Obligors.

(b)   Each Obligor is, and at all times shall be, jointly and severally liable for each and every one of the Liabilities hereunder, regardless of which Obligor requested, received, used, or directly enjoyed the benefit of the extensions of credit hereunder.  All of the Collateral shall secure all of the Liabilities.  Each Obligor’s Liabilities are independent obligations and are absolute and unconditional.  Each Obligor, to the extent permitted by law, hereby waives any defense to such Liabilities that may arise by reason of the disability or other defense or cessation of liability of any other Obligor for any reason other than payment in full.  Each Obligor also waives any defense to such Liabilities that it may have as a result of the Term Agent’s election of or failure to exercise any right, power, or remedy, including, without limitation, the failure to proceed first against such other Obligor or any security it holds for such other Obligor’s Liabilities under any Loan Document, if any.  Without limiting the generality of the foregoing, each Obligor expressly waives all demands and notices whatsoever (except for any demands or notices, if any, that such Obligor expressly is entitled to receive pursuant to the terms of any Loan Document), and agrees that the Term Agent may, without notice (except for such notice, if any, as such Obligor expressly is entitled to receive pursuant to the terms of any Loan Document) and without releasing the liability of such Obligor, extend for the benefit of any other Obligor the time for making any payment, waive or extend the performance of any agreement or make any settlement of any agreement for the benefit of any other Obligor, and may proceed against each Obligor, directly and independently of any other Obligor, as such obligee may elect in accordance with this Agreement.

(c)   Each Obligor acknowledges that the Liabilities of such Obligor undertaken herein or in the other Loan Documents, and the grants of security interests and liens by such Obligor to secure Liabilities of the other Obligor could be construed to consist, at least in part, of the guaranty of Liabilities of the other Obligor and, in full recognition of that fact, each Obligor consents and agrees as hereinafter set forth in the balance of this Section 14.23.  The consents, waivers, and agreements of the Obligors that are contained in the balance of this Section 14.23 are intended to deal with the suretyship aspects of the transactions evidenced by the Loan Documents (to the extent that a Obligor may be deemed a guarantor or surety for the Liabilities of another Obligor) and thus are intended to be effective and applicable only to the extent that any Obligor has agreed to answer for the Liabilities of another Obligor or has granted a lien or security interest in Collateral to secure the Liabilities of another Obligor.  Conversely, the consents, waivers, and agreements of the Obligors that are contained in the balance of this Section 14.23 shall not be applicable to the direct Liabilities of a Obligor with respect to credit extended directly to such Obligor, and shall not be applicable to security interests or liens on Collateral of a Obligor given to directly secure direct Liabilities of such Obligor where no aspect of guaranty or suretyship is involved.  Each Obligor consents and agrees that the Term Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any one or more

Obligors, and without affecting the enforceability or continuing effectiveness hereof as to such Obligor, in accordance with the terms of the Loan Documents:  (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate or otherwise change the time for payment or the terms of the Liabilities or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, the Liabilities or any part thereof, or any of the Loan Documents or any security or guarantees granted or entered into by any Person(s) other than such Obligor, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Liabilities or any part thereof, (d) accept partial payments on the Liabilities; (e) receive and hold additional security or guarantees for the Liabilities or any part thereof, (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Term Lenders in their sole and absolute discretion may determine; (g) release any other Person (including, without limitation, any other Obligor) from any personal liability with respect to the Liabilities or any part thereof, (h) with respect to any Person other than such Obligor (including, without limitation, any other Obligor), settle, release on terms satisfactory to the Term Lenders or by operation of applicable laws or otherwise liquidate or enforce any Liabilities and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any other Obligor or any other Person, and correspondingly agree, in accordance with all applicable provisions of the Loan Documents, to the restructure of the Liabilities, and any such merger, change, restructuring or termination shall not affect the liability of any Obligor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Liabilities.

(d)   Upon the occurrence and during the continuance of any Event of Default, the Term Agent may enforce the Loan Documents independently as to each Obligor and independently of any other remedy the Term Agent at any time may have or hold in connection with the Liabilities, and it shall not be necessary for the Term Agent to marshal assets in favor of any Obligor or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement or any other Loan Documents.  Each Obligor expressly waives any right to require the Term Agent to marshal assets in favor of any Obligor or any other Person or to proceed against any other Obligor or any Collateral provided by any Person, and agrees that the Term Agent may proceed against Obligors or any Collateral in such order as they shall determine in their sole and absolute discretion, subject to the terms hereof.

(e)   The Term Agent may file a separate action or actions against any Obligor, whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions.  Each Obligor agrees, for itself, that the Term Agent and any other Obligor, or any Affiliate of any other Obligor (other than such Obligor itself), may deal with each other in connection with the Liabilities or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy as to such Obligor of the Loan Documents.

(f)    The Term Agent’s rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Liabilities which thereafter shall be required to be restored or returned by the Term Agent (including, without limitation, the restoration or return of any amount pursuant to a court order or judgment (whether or not final or non-appealable), or pursuant to a good faith settlement of a pending or threatened avoidance or recovery action, or pursuant to good faith compliance with a demand made by a Person believed to be entitled to pursue an avoidance or recovery action (such as a bankruptcy trustee or a Person having the avoiding powers of a bankruptcy trustee, or similar avoiding powers), and without requiring the Term Agent to oppose or litigate avoidance or recovery demands or actions that it believes in good faith to be meritorious or worthy of settlement or compliance, or pursue or exhaust appeals), all as though such amount had not been paid.  The rights and priorities of the Term Agent created or granted herein and the enforceability of the Loan Documents at all times shall remain effective to cover the full amount of all the Liabilities even though the Liabilities, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Obligor and whether or not any other Obligor shall have any personal liability with respect thereto.

(g)   To the maximum extent permitted by applicable law, each Obligor, for itself, expressly waives any and all defenses now or hereafter arising or that otherwise might be asserted by reason of (a) any disability or other defense of any other Obligor with respect to the Liabilities or with respect to the enforceability of the Term Agent’s security interest in or Encumbrance on any collateral securing any of the Liabilities (including, without limitation, the Collateral), (b) the unenforceability or invalidity of any security or guaranty for the Liabilities or the lack of perfection or continuing perfection or failure of priority of any security for the Liabilities, (c) the cessation for any cause whatsoever of the liability of any other Obligor (other than by reason of the full payment and performance of all Liabilities), (d) any failure of the Term Agent to give notice of sale or other disposition of Collateral to any other Obligor or any other Person other than such waiving Obligor, or any defect in any notice that may be given to any other Obligor for any other Person other than such waiving Obligor, in connection with any sale or disposition of any collateral securing the Liabilities or any of them (including, without limitation, the Collateral), (e) any failure of the Term Agent to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Liabilities that is owned by another Obligor or by any other Person other than such waiving Obligor, including any failure of the Term Agent to conduct a commercially reasonable sale or other disposition of any such collateral or other security for any Liabilities, (f) any act or omission of the Term Agent or others that directly or indirectly results in or aids the discharge or release of any other Obligor, or the Liabilities of any other Obligor, or any security or guaranty therefor, by operation of law or otherwise, or (g) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation.  Until such time, if any, as all of the Liabilities (other than contingent Liabilities and indemnities which survive repayment of the Loans) have been paid and performed in full and no portion of any commitment of the Term Lenders to any Obligor under any Loan Document remains in effect, no Obligor shall have any right of subrogation, contribution, reimbursement or indemnity, and each Obligor expressly waives any right to enforce any remedy that the Term Agent now have or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any collateral now or hereafter held by the Term Agent.  Except to the extent expressly provided for in any Loan Document, each Obligor expressly waives, to the maximum extent permitted by applicable law, all rights or entitlements to presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Liabilities, and all notices of acceptance of the Loan Documents or of the existence, creation or incurring of new or additional Liabilities.

(h)   Each Obligor hereby agrees to keep each other Obligor fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Liabilities under the Loan Documents, and in particular as to any adverse developments with respect thereto.  Each Obligor hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Obligor, and of the ability of each other Obligor to perform its Liabilities under the Loan Documents, and in particular as to any adverse developments with respect to any thereof.  Each Obligor hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Term Agent shall have no duty to inform any Obligor of any information pertaining to the business, affairs, finances, or financial condition of any other Obligor, or pertaining to the ability of any other Obligor to perform its Liabilities under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Obligors to continue to be jointly and severally liable for, or to provide Collateral for, Liabilities of one or more of the other Obligors.  To the fullest extent permitted by applicable law, each Obligor hereby expressly waives any duty of the Term Agent to inform any Obligor of any such information.

(i)    Obligors and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, or otherwise adversely affect rights that Obligors otherwise may have against other Obligors, the Term Agent or others, or against Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable.  If any of the waivers or consents herein is determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

14.24                 Confidentiality.

(a)   Obligors and each Term Lender will maintain, as confidential (other than to their respective attorneys, agents, accountants, participants and prospective participants) all of the following:

(i)                                     Proprietary approaches, techniques, and methods of analysis which are applied by any Term Agent in the administration of the credit facility contemplated by this Agreement.

(ii)                                  Proprietary forms and formats utilized by any Term Agent in providing reports to the Term Lenders pursuant hereto, which forms or formats are not of general currency.

(b)           Term Agent and each Term Lender will maintain, as confidential (other than to their respective attorneys, agents, funding sources, accountants, participants and prospective participants) all confidential information provided by the Obligors pursuant to the Loan Documents, except that such confidential information may be disclosed by Term Agent or such Term Lender (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Term Agent, any Term Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

(c)           Nothing included herein shall prohibit the disclosure of any such information as may be required to be provided by judicial process or by regulatory authorities having jurisdiction over any party to this Agreement.

14.25                 Intercreditor Agreement

The Obligors, the Term Agents, and the Term Lenders acknowledge that the exercise of certain of the Term Agents’ rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement.  Nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Obligors, the Term Agents, and the Term Lenders shall remain in full force and effect.

ARTICLE XV. - the Term Agent

15.1                        Appointment and Authority.

(a)   Each of the Term Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Term Administrative Agent hereunder and under the other Loan

Documents and authorizes the Term Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Term Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Term Administrative Agent and the Term Lenders, and no Obligor or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b)   Each of the Term Lenders hereby irrevocably appoints Bank of America, N.A. as Term Collateral Agent and authorizes the Term Collateral Agent to act as the agent of such Term Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligors to secure any of the Liabilities, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Term Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Term Collateral Agent pursuant to Section 15.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Term Collateral Agent), shall be entitled to the benefits of all provisions of this Article XV and Article XIV, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

15.2                        Rights as a Term Lender.

The Persons serving as the Term Agents hereunder shall have the same rights and powers in their capacity as a Term Lender as any other Term Lender and may exercise the same as though they were not the Term Administrative Agent or the Term Collateral Agent and the term “Term Lender” or “Term Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Term Administrative Agent or the Term Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Term Administrative Agent or the Term Collateral Agent hereunder and without any duty to account therefor to the Term Lenders.

15.3                        Exculpatory provisions.

The Term Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Term Agents:

(a)   shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Term Administrative Agent or the Term Collateral Agent,

as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Term Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Term Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Term Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)   shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Term Administrative Agent, the Term Collateral Agent or any of its Affiliates in any capacity.

No Term Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Term Lenders as shall be necessary, or as such Term Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.  The Term Agents shall not be deemed to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to such Term Agent by the Obligors or a Term Lender.

The Term Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created hereby or by any other Loan Document, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Term Agents.

15.4                        Reliance by Term Agents.

Each Term Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Term Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Term Lender, the Term Administrative Agent may presume that such condition is satisfactory to such Term Lender unless the Term Administrative Agent shall have received written notice to the contrary from such Term Lender prior to the making of such Loan.  Each Term Agent may consult with legal counsel (who may be counsel for any Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

15.5                        Delegation of Duties.

Each Term Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Term Agent.  Each Term Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates or the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (the “Related Parties”).  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Term Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Term Agent.

15.6                        Resignation of Term Agents.

Either Term Agent may at any time give written notice of its resignation to the Term Lenders and the Lead Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Term Agent gives notice of its resignation, then the retiring Term Agent may on behalf of the Term Lenders, appoint a successor Term Administrative Agent or Term Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Term Administrative Agent or the Term Collateral Agent shall notify the Lead Borrower and the Term Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Term Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Term Collateral Agent on behalf of the Term Lenders under any of the Loan Documents, the retiring Term Collateral Agent shall continue to hold such collateral security until such time as a successor Term Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Term Administrative Agent shall instead be made by or to each Term Lender directly, until such time as the Required Lenders appoint a successor Term Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Term Administrative Agent or Term Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Term Agent, and the retiring Term Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Term Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead

Borrower and such successor.  After the retiring Term Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Term Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Term Agent was acting as Term Administrative Agent or Term Collateral Agent hereunder.

15.7                        Non-Reliance on Term Administrative Agent and Other Term Lenders.

Each Term Lender acknowledges that it has, independently and without reliance upon the Term Agents or any other Term Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Term Lender also acknowledges that it will, independently and without reliance upon the Term Agents or any other Term Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except as provided in Section 15.10, the Term Agents shall not have any duty or responsibility to provide any Term Lender with any other credit or other information concerning the affairs, financial condition or business of any Obligor that may come into the possession of the Term Agents.

15.8                        Collateral and Guaranty Matters.

The Credit Parties irrevocably authorize the Term Agents, at their option and in their discretion:

(a)   to release any Lien on any property granted to or held by the Term Collateral Agent under any Loan Document (i) upon payment in full of all Liabilities (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or otherwise transferred or to be sold or to be transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Loan Document, (iii) to the extent provided in the Intercreditor Agreement, or (iv) if approved, authorized or ratified in writing by the Required Lenders;

(b)   to subordinate any Lien on any property granted to or held by the Term Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (g) of the definition of Permitted Encumbrances; and

(c)   to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by any Term Agent at any time, the Required Lenders will confirm in writing such Term Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 15.8.  In each case as specified in this Section 15.8, the Term Agents will, at the Obligors’ expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 15.8.

15.9                        Notice of Transfer.

The Term Agents may deem and treat a Term Lender party to this Agreement as the owner of such Term Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 16.3.

15.10                 Reports and Financial Statements.

By signing this Agreement, each Term Lender:

(a)   is deemed to have requested that the Term Administrative Agent furnish such Term Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Term Agents (collectively, the “Reports”);

(b)   expressly agrees and acknowledges that the Term Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(c)   expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Term Agents or any other party performing any audit or examination will inspect only specific information regarding the Obligors and will rely significantly upon the Obligors’ books and records, as well as on representations of the Obligors’ personnel;

(d)   agrees to keep all Reports confidential in accordance with the provisions of Section 14.24 hereof; and

(e)   without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Term Agents and any such other Term Lender preparing a Report harmless from any action the indemnifying Term Lender may take or conclusion the indemnifying Term Lender may reach or draw from any Report in connection with any Loan that the indemnifying Term Lender has made or may make to the Borrowers, or the indemnifying Term Lender’s participation in, or the indemnifying Term Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Term Agents and any such other Term Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Term Agents and any such other Term Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Term Lender.

15.11                 Agency for Perfection.

Each Term Lender hereby appoints each other Term Lender as agent for the purpose of perfecting Liens for the benefit of the Term Agents and the Term Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law of the United States can be perfected only by possession.  Should any Term Lender (other than the Term Agents) obtain possession of any such Collateral, such Term Lender shall notify the Term Agents thereof, and, promptly upon the Term Collateral Agent’s request therefor shall deliver such Collateral to the Term Collateral Agent or otherwise deal with such Collateral in accordance with the Term Collateral Agent’s instructions.

15.12                 Indemnification of Term Agents.

The Term Lenders agree to indemnify the Term Agents (to the extent not reimbursed by the Obligors and without limiting the obligations of Obligors hereunder), ratably according to their respective Pro Rata shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Term Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Term Agent in connection therewith; provided, that no Term Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Term Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

15.13                 Relation among Term Lenders.

The Term Lenders are not partners or co-venturers, and no Term Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Term Agents) authorized to act for, any other Term Lender.

15.14                 Action by Term Agents; Consents; Waivers; Amendments.

(a)   Except as otherwise specifically provided in this Agreement, each Term Agent may take any action with respect to the credit facility contemplated by the Loan Documents as that Term Agent determines to be appropriate within its area of responsibility and authority as set forth in this Article XV, provided, however, that such Term Agent  is not under any affirmative obligation to take any action which it is not required by this Agreement or the Loan Documents specifically to so take.

(b)   Except as specifically provided in the following Sections of this Agreement, whenever a Loan Document or this Agreement  provides that action may be taken or omitted to be taken in a Term Agent’s discretion, that Term Agent shall have the sole right to take, or refrain from taking, such action without, and notwithstanding, any vote of the Term Lenders:

(c)   The consent of the Required Lenders is required for the amendment of, or waiver of compliance with, any provision of the Loan Documents or of this Agreement, other than as specifically provided in this Agreement.

(d)   None of the following may take place without the consent of all Term Lenders:

(i)                                     An increase in any Term Lender’s Dollar Commitment or Commitment Percentage.

(ii)                                  A decrease in any interest rate or fee payable to the Term Lenders on account of the Term Loan.

(iii)                               An extension of the Maturity Date or any other date on which a scheduled payment of principal, interest or fees is due in respect to the Term Loan.

(iv)                              A forgiveness of all or any portion of the principal, interest or fees due and payable to the Term Lenders.

(v)                                 Any change in the definition of “Required Lenders”.

(vi)                              Any release or subordination of the Term Agent’s interest in more than a de minimus portion of the Collateral not otherwise required or provided for in the Loan Documents or to facilitate a Liquidation.

(e)   No action, amendment, or waiver of compliance with, any provision of the Loan Documents or of this Agreement  which affects an Term Agent in its capacity as such may be undertaken without the written consent of such Term Agent, no action referenced herein which affects the rights, duties, obligations, or liabilities of an Term Agent shall be effective without the written consent of that Term Agent, and no reduction of any fee due an Term Agent shall be effective without the written consent of such Term Agent.

(f)    Notwithstanding any other provision of this Agreement, except to the extent otherwise provided herein, no single Term Lender independently may exercise any right of action or enforcement against or with respect to the Obligors, including, without limitation, any right of set-off, except with the consent of the Term Collateral Agent.

15.15                 Non-Consenting Term Lender.

(a)   In the event that a Term Lender does not provide its consent to a proposal by the Term Administrative Agent to take action which requires consent under this Article XV (such Term Lender, a “Non-Consenting Lender”), then one or more Term Lenders who provided consent to such action or the Lead Borrower (so long as no Default or Event of Default has occurred and is continuing) may require the assignment, without recourse and in accordance with the procedures outlined in Article XVI below, of the Non-Consenting Lender’s Pro Rata share of the Term Loan hereunder on three (3) days written notice to the Term Administrative Agent and to the Non-Consenting Lender.

(b)   At the end of such three (3) days, the Term Lenders who have given such written notice shall transfer the following to the Non-Consenting Lender (in the case in which the Borrowers have theretofore furnished a Term Note to the Non-Consenting Lender), only if the Non-Consenting Lender delivers written confirmation of the assignment of its Pro Rata share of the Term Loan to another Term Lender that is not a Non-Consenting Lender (a “Consenting Lender”) to the Term Administrative Agent in form and substance satisfactory to Term Administrative Agent:

(i)                                     Such Non-Consenting Lender’s Pro Rata share of the principal and interest of the Term Loan to the date of such assignment;

(ii)                                  All fees due to the Non-Consenting Lender to the date of such assignment; and

(iii)                               Any out-of-pocket costs and expenses for which the Non-Consenting Lender is entitled to reimbursement from the Borrowers.

(c)   In the event that the Non-Consenting Lender fails to deliver to the Term Administrative Agent written confirmation of the assignment of its Pro Rata share of the Term Loan to the Consenting Lenders, if any, then:

(i)                                     The amount otherwise to be transferred to the Non-Consenting Lender shall be transferred to the Term Administrative Agent and held by the Term Administrative Agent, without interest, to be turned over to the Non-Consenting Lender upon delivery of the Term Note held by that Non-Consenting Lender;

(ii)                                  The Non-Consenting Lenders shall cease to have any further interest in the Term Loan;

(iii)                               The Non-Consenting Lender shall cease to be a “Term Lender”; and

(iv)                              The Term Lender(s) which have transferred the amount to the Term Administrative Agent as described above shall have succeeded to all rights and become subject to all of the obligations of the Non-Consenting Lender as “Term Lender”.

(d)           In the event that more than one (1) Term Lender wishes to require such assignment, and unless such Term Lender agrees to an alternate distribution, the Non-Consenting Lender’s Pro Rata share of the Term Loan hereunder shall be divided among such Term Lenders, Pro Rata based upon their respective Commitment Percentages, with the Term Administrative Agent coordinating such transaction.

(e)   The Term Administrative Agent shall coordinate the transfer of the Non-Consenting Lender’s Commitment Percentages as provided in this Section 15.15  provided, however, no processing fee otherwise to be paid as provided in Section 16.2 shall be due under such circumstances.

ARTICLE XVI. - assignment by Term Lenders.

16.1                        Assignments and Assumptions.

(a)  Except as provided herein, each Term Lender (in this Section16.1, an “Assigning Lender”) may assign to one or more Eligible Assignees (in this Section 16.1, each an “Assignee Lender”) all or a portion of that Term Lender’s interests, rights and obligations under this Agreement and the Loan Documents and the same portion of the Loans at the time owing to it, and of the note held by the Assigning Lender, provided that:

(i)                                     in the case of an Assigning Lender:

(A)                              The Term Administrative Agent shall have given its prior written consent to such assignment, not to be unreasonably withheld (except that no such consent shall be required in connection with any assignment to another Term Lender or to an Affiliate of a Term Lender).
(B)                                Each such assignment shall be of a constant, and not a varying, percentage of all the rights and obligations under this Agreement of Assigning Lenders.
(C)                                Each such assignment shall be in an amount not less than  $1,000,000.00.

16.2                        Assignment Procedures

This Section 16.2 describes the procedures to be followed in connection with an assignment effected pursuant to this Article XVI and permitted by Section 16.1.

(a)   The parties to such an assignment shall execute and deliver to the Term Administrative Agent an Assignment and Acceptance substantially in the form of EXHIBIT 16.2, annexed hereto (an “Assignment and Acceptance”).

(b)           The Assigning Lender shall deliver to the Term Administrative Agent, with such Assignment and Acceptance, the Note held by the subject Assigning Lender and the Term Administrative Agent’s processing fee of $5,000.00, provided, however, no such processing fee shall be due where the Assigning Lender is one of the Term Lenders at the initial execution of this Agreement or where the Assignee Lender is an Affiliate of the Assignor Lender.

(c)           The Term Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Term Lenders and of the Commitment Percentage and Dollar Commitment of each Term Lender. The Register shall be available for inspection by the Term Lenders at any reasonable time and from time to time upon reasonable prior notice.  In the absence of manifest error, the entries in the Register shall be conclusive and binding on all Term Lenders.  The Term Administrative Agent and the Term Lenders may treat each Person whose name is recorded in the Register as a “Term Lender” hereunder for all purposes of this Agreement.

(d)   The Assigning Lender and Assignee Lender, directly between themselves, shall make all appropriate adjustments in payments for periods prior to the effective date of an Assignment and Assumption.

16.3                        Effect of Assignment.

(a)   From and after the effective date specified in an Assignment and Acceptance which has been executed, delivered, and recorded (which effective date the Term Administrative Agent may delay by up to five (5) Business Days after the delivery of such Assignment and Acceptance):

(i)                                     The Assignee Lender:

(A)                              Shall be a party to this Agreement and the Loan Documents (and to any amendments thereof) as fully as if the Assignee Lender had executed each.
(B)                                Shall have the rights of a Term Lender hereunder, except in the case in which the Assigning Lender is a Term Lender, in which case the Assignee Lender shall have the rights of a Term Lender hereunder to the extent of the amount of the outstanding Term Loan assigned by such Assignment and Acceptance.

(ii)                                  The Assigning Lender shall be released from the Assigning Lender’s obligations under this Agreement and the Loan Documents, except in the case in which the Assigning Lender is a Term Lender, in which case the Assignee Lender shall be released from its obligations under this Agreement and the Loan Documents to the extent of the amount of the outstanding Term Loan assigned by such Assignment and Acceptance.

(iii)                               The Term Administrative Agent shall undertake to obtain and distribute replacement Notes to the subject Assigning Lender and Assignee Lender.

(b)   By executing and delivering an Assignment and Acceptance, the parties thereto confirm to and agree with each other and with all parties to this Agreement as to those matters which are set forth in the subject Assignment and Acceptance.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Signature Page to Term Loan and Security Agreement

MOTHERS WORK, INC.
(“Lead Borrower”)

By:	/s/ EDWARD M. KRELL
Edward M. Krell
Executive Vice President - Chief
Financial Officer

CAVE SPRINGS, INC.
(a “Borrower”)

By:	/s/ EDWARD M. KRELL
Edward M. Krell
Executive Vice President - Chief
Financial Officer

MOTHERS WORK CANADA, INC.
(a “Guarantor”)

By:	/s/ EDWARD M. KRELL
Edward M. Krell
Treasurer

Signature Page to Term Loan and Security Agreement

BANK OF AMERICA, N.A., as
Term Administrative Agent and Term
Collateral Agent

By:	/s/ Tamisha Eason
Name:	Tamisha Eason
Title:	Vice President

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Signature Page to Term Loan and Security Agreement

BANK OF AMERICA, N.A., as a Term
Lender

By:	/s/ Christine Hutchinson
Name:	Christine Hutchinson
Title:	Vice President

2

Signature Page to Term Loan and Security

Agreement

, as a Term
Lender

By:
Print Name:
Title:

Address:

Attention:
Fax No.:

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EXHIBIT 5.10(a)

Financial Covenants

This Exhibit is attached to and made part of that certain Term Loan and Security Agreement between Bank of America, N.A., as Term Administrative Agent, Term Collateral Agent, and Term Lender, the other Term Lenders party thereto, and Mothers Work, Inc., as Lead Borrower, and the other Borrowers and Guarantors party thereto, dated as of March 13, 2007.  Capitalized terms used in this Exhibit and not separately defined herein shall have the meanings ascribed under the Term Loan and Security Agreement.

1)  Consolidated Leverage Ratio

The Borrowers shall maintain a Consolidated Leverage Ratio not to exceed the ratios set forth below:

Period	Maximum Consolidated Leverage Ratio
For each fiscal quarter ending from and after the Closing Date through and including the fiscal quarter ending on September 30, 2010	3.50 to 1.00

For each fiscal quarter ending from and after the fiscal quarter ending December 31, 2010 through the Maturity Date	3.25 to1.00

2)  Consolidated Interest Coverage Ratio

The Borrowers shall maintain a Consolidated Interest Coverage Ratio of not less than the ratios set forth below:

Period	Minimum Consolidated Interest Coverage Ratio
For each fiscal quarter ending from and after the Closing Date through and including the fiscal quarter ending on September 30, 2010	2.25 to 1.00

For each fiscal quarter ending from and after the fiscal quarter ending December 31, 2010 through the Maturity Date	2.50 to 1.00

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